Exhibit 4.1

Sangoma Technologies Corporation

ANNUAL INFORMATION FORM

For the fiscal year ended June 30, 2021

October 28, 2021

TABLE OF CONTENTS

ABOUT THIS ANNUAL INFORMATION FORM	1

FORWARD LOOKING STATEMENTS	1

GLOSSARY OF TECHNICAL TERMS	2

CORPORATE STRUCTURE	4

GENERAL DEVELOPMENT OF THE BUSINESS	5

DESCRIPTION OF THE BUSINESS	11

DESCRIPTION OF CAPITAL STRUCTURE	20

DIVIDENDS AND DISTRIBUTIONS	22

MARKET FOR SECURITIES	23

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER	23

DIRECTORS AND OFFICERS	24

RISK FACTORS	27

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	51

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	51

TRANSFER AGENT AND REGISTRAR	51

MATERIAL CONTRACTS	52

INTERESTS OF EXPERTS	52

ADDITIONAL INFORMATION	53

ABOUT THIS ANNUAL INFORMATION FORM

The information in this Annual Information Form is presented as of June 30, 2021, unless otherwise indicated.

Unless otherwise indicated, or the context otherwise requires, references in this Annual Information Form to “Sangoma”, “the Company”, “we”, “us” or “our” refer to Sangoma Technologies Corporation and its subsidiaries together and all references to “$” or “dollars” are to Canadian dollars.

FORWARD LOOKING STATEMENTS

This Annual Information Form contains “forward-looking information” within the meaning of applicable securities laws, including statements regarding the future success of our business, development strategies and future opportunities. Forward-looking information is generally identifiable by use of the words ‘‘believes”, “may”, “plans”, “will”, “anticipates”, “intends”, “could”, “should”, “estimates”, “expects”, “forecasts”, “projects” and similar expressions, and the negative of such expressions.

Forward-looking information in this Annual Information Form includes, but is not limited to, statements concerning estimates of expected expenditures, expected future product development, expected future production, anticipated cash flows, and other statements which are not historical facts.

Although we believe that our expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the date that the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially and adversely from those projected in forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. Except as required by law, we undertake no obligation to revise or update forward-looking statements for any reason, including if circumstances or management’s estimates or opinions should change.

Readers are cautioned that these forward-looking statements are only predictions and are inherently subject to business, economic and competitive risks, uncertainties, and assumptions, both general and specific, that are difficult to predict, including those identified below and in the section “Risk Factors” herein. These known and unknown risk factors could cause the actual results, performance or achievements to be materially and adversely different from any future results, performance or achievements expressed or implied by the forward-looking information contained in this Annual Information Form. Some of the risks and other factors which could cause results to differ materially from those expressed in the forward-looking statements contained herein include, but are not limited to, changes in exchange rate between the Canadian dollar and other currencies (in particular the United States’ (“US”) dollar), changes in technology, changes in the business climate, risks related to the COVID-19 (coronavirus) outbreak, changes in the regulatory environment, the imposition of tariffs, the decline in the importance of the PSTN (as hereinafter defined), impairment of goodwill and new competitive pressures.

A more complete discussion of the risks and uncertainties facing the Company is disclosed under the heading “Risk Factors” in this Annual Information Form, as well as in any continuous disclosure filings of the Company with Canadian securities regulatory authorities available at www.sedar.com.

All forward-looking information in this Annual Information Form is qualified in its entirety by this cautionary statement and we disclaim any obligation to revise or update such forward-looking information to reflect future results, events, or developments, except as required by law.

GLOSSARY OF TECHNICAL TERMS

Analog: Analog telephony is the telephone system that dates back to the original experiments by Alexander Graham Bell. The voice signal is picked up by a microphone and transmitted to the central office. Voice signals from the central office consist of voltages that drive a headset to produce sound. Analog means that the voice pressure signals are represented by voltages levels on the line.

API: An Application Program Interface (“API”) is a purpose-built interface that allows fourth party software to interact with a particular application. A typical API is the user interface for Windows that allow programmers to write programs for Windows that use all its built-in utilities. APIs do not depend on revealing source code, in general. They are usually well documented and include sample programs that make development easy.

Codec: In the telephony context a codec is a mechanism of digitally encoding voice. On the PSTN a voice channel takes up 64kbps in a codec standard called G.711. Cell phones use a codec called GSM that compress the voice further so that a GSM call consumes about 24kbps. Other compressed codecs are used in VoIP to conserve bandwidth. These include standards such as G.729 and G.723. Most audio codecs are lousy, in that some of the voice quality is degraded by the compression. On the other hand, as bandwidth becomes cheaper, VoIP allows one to use other codecs that in fact use more bandwidth than the PSTN, the so-called broadband codecs that have DVD-like voice quality.

Digital telephony: In the modern PSTN only the “last mile” line to the customer is still analog, all other internal parts of the network are digital. Digital in this case means that at the central office the analog signal from the subscriber’s telephone is sampled digitally, converting the line voltages to a series of numbers that can be easily transmitted error free over long distances. See T1, E1 below.

Gateway: In the telephony context this is typically a separate unit with its own case and power supply that provides VoIP-to-PSTN services for a VoIP network. Almost all gateway devices use SIP interfaces to the VoIP system over Ethernet and have analog or digital telephony interfaces that connect to the PSTN. VoIP gateways are available from many manufacturers including Audiocodes, Cisco, Grandstream, Patton Electronics and many others.

ISDN: Integrated Services Digital Network (“ISDN”) is a set of communications standards for simultaneous digital transmission of voice, video, data, and other network services over the traditional circuits of the public switched telephone network. Of the many variations of ISDN, Sangoma supports Basic Rate Interface (“BRI”) which is essentially an all-digital replacement for ordinary analog lines and Primary Rate Interface (“PRI”) which is used over T1 and E1 lines. BRI is very popular outside of North America. PRI is used worldwide.

IP: The Internet Protocol (“IP”) is the primary protocol in the internet layer of the IP suite and delivers data packets from the source host to the destination host solely based on the IP address.

IP-PBX: IP-PBX is a VoIP-based PBX that uses IP to deliver calls from the PSTN or VOIP network to phones in a single or multiple locations.

ISP: Internet Service Provider (“ISP”).

IVR: Interactive Voice Response (“IVR”) systems use the phone to navigate a menu, for example those used by banks to allow access to customer’s account information. IVR systems have typically been driven by dial tones as the buttons on your phone are pressed, but increasingly they are using voice recognition for navigation.

Open Source: Open Source software is distributed free subject to certain conditions. Open Source licenses usually stipulate that source code must always be distributed or made available, and any improvements in the code have to be donated back to the community. It is possible to have dual licensing: Open Source to the community and also a closed, commercial license of the same or similar software.

NetBorder: NetBorder is the trade name of a Sangoma SIP to PSTN gateway product. It includes several other functions in addition to the PSTN gateway function. The mass marketed version is known as NetBorder Express or NBE.

PBX: A Private Branch Exchange (“PBX”) is an enterprise communication system that is typically On-premise to deliver calls from the PSTN or VoIP network to phones in a single or multiple locations.

PSTN: A Public Switched Telephone Network (“PSTN”) is the standard telephone network that has been in operation for many decades. A telephone or FAX or PBX or other telephony device is generally connected to an analog line at a wall plug, which is connected by “last mile” cabling to the central office. The analog signal from the device is converted to a digital signal at the Telco central office and is multiplexed, 24 simultaneous voice channels per line (in North America) onto a T1 for onward transmission. At the other end of the line the digital channel is reconverted to analog for transmission over the “last mile” to the receiving phone or other device.

SBC: A Session Border Controller (“SBC”) is a device deployed in VoIP networks to exert control over the signaling and usually also the media streams involved in setting up, conducting, and tearing down telephone calls or other interactive media communications. SBCs are deployed as demarcation points between enterprises and service providers and between service provider networks.

Signalling: Call setup and tear down is remarkably complicated, involving such things as responding to the different tones as well as generating them, caller identification and handling the different features like hook-flash and voicemail properly. There are different signalling mechanisms for different types of circuits. Analog circuits use tones such as out-of-order, busy, ringing as well as the dialling tones. T1 lines often use a data protocol called ISDN PRI, where packets of control data are exchanged on a separate data channel. ISDN PRI is a simplification of the general signalling protocol used internally by the telecommunications networks known as SS7. In all cases signalling has to be exactly compatible with what the Telco expects, so interoperability and standards are important.

SIP: Session Initiation Protocol (“SIP”) is the emerging standard signalling protocol for VoIP, though it has much broader applications. SIP is responsible for setting up and teardown of two party and multiparty calls, as well as a host of management features. To a great and increasing extent, VoIP calls are SIP based. The term SIP Trunk is used to describe the provision of a SIP line to an end customer.

T1, E1: A T1 line is a circuit that carries 24 digital telephone calls simultaneously. At higher densities, 28 T1s are aggregated into a T3 line carrying 672 calls. Larger offices can also connect to the central office via T1 directly, so as to have only one circuit for up to 24 calls. T1 is standard in North America and Japan while E1 is the standard in the rest of the world. E1 carries 30 channels of digitized voice per line.

TDM: Time Division Multiplexing (“TDM”) is used in circuit switched networks to increase the number of calls carried simultaneously on any one circuit and formed the basis for the digital telephony networks.

Unified Communications: Unified Communications (“UC”) is a concept in which voice, email, messaging, video and any other type of communication are all considered forms of data that can be combined, manipulated and used in intelligent applications in a seamless way.

VoIP: Voice over IP (“VoIP”) is the transfer of voice traffic over the IP. IP is used universally for all networking including local area networks and private networks, not just the Internet. As such, VoIP is not necessarily voice over the Internet, but voice over general data networks.

CORPORATE STRUCTURE

The full corporate name of the Company is “Sangoma Technologies Corporation.” The Company was formed on July 1, 2001 by way of a vertical short-form amalgamation among Sangoma.com Inc. and 1056574 Ontario Limited and 883750 Ontario Limited, each, a wholly-owned subsidiary of Sangoma.com Inc., pursuant to the Business Corporations Act (Ontario) (the “Amalgamation”). Pursuant to the Amalgamation, all of the shares in the capital of Sangoma.com Inc. converted into shares of the capital of the amalgamated corporation, then named “Sangoma.com Inc.” Subsequently, on October 18, 2001, the Company changed its name to “Sangoma Technologies Corporation”.

The registered and head office of Sangoma is located at 100 Renfrew Drive, Suite 100, Markham, Ontario L3R 9R6. The Company’s website address is: www.sangoma.com. The information on Sangoma’s website is not incorporated by reference in this Annual Information Form.

The following chart outlines Sangoma’s corporate structure and identifies the jurisdictions of each of our material subsidiaries as at October 28, 2021.

Sangoma Technologies Corporation
(Ontario, Canada)
100%
Sangoma Technologies Inc.
(Ontario)
100%
Sangoma US Inc.
(Delaware)
100%
100%
Sangoma Technologies US Inc.
(Delaware)
VoIP Supply, LLC
(New York)
100%
100%
100%
StarBlue Inc.
(Delaware)
VoIP Innovations, LLC
(Delaware)
Digium, Inc.
(Delaware)
100%
Star2Star Communications, LLC
(Delaware)

GENERAL DEVELOPMENT OF THE BUSINESS

Overview

Sangoma is a publicly-listed corporation offering a complete range of value-based Communications as a Service (“CaaS”) solutions for businesses of all sizes. The value-based CaaS segment includes small businesses to large enterprises who are looking for all the advantages of Cloud Communications at a fair price.

Our current CaaS offerings include:

•	Unified Communications as a Service (UCaaS)

•	SIP Trunking as a Service (TaaS)

•	Contact Center as a Service (CCaaS)

•	Desktop as a Service (DaaS)

•	Communications Platform as a Service (CPaaS)

•	Fax as a Service (FaaS)

•	Video Meetings as a Service (MaaS)

•	Device as a Service (DaaS)

•	Access Control as a Service (ACaaS)

Our solutions are used by leading companies around the world (from small to medium-sized businesses (“SMBs”) to enterprise) and in contact center, carrier networks, and data communication applications worldwide.

Sangoma, through its recent acquisition of Star2Star Communications, LLC (“Star2Star”), see “General Development of the Business - Recent Developments – Fiscal 2021 Developments – StarBlue Acquisition”, also offers a patented cloud-native collaboration platform designed for the modern business which bolstered its CaaS offerings. Star2Star carries on business or maintains property, offices, facilities, or employees in each of the fifty states in the United States. Star2Star is a leading provider of full-spectrum, internally developed, cloud-native communications services on a high availability, multi-tenant platform.

In addition, the Company is the primary developer and sponsor of Asterisk®, the world’s most widely used open source software for developing communication applications, and FreePBX®, the world’s most widely used open source PBX software. Our open source software is provided free of charge, which we then leverage to offer revenue-generating products and services that are complementary to Asterisk® or FreePBX®. The types of revenue-generating products and services that we offer include optional software add-ons modules, IP phones, SIP trunking, Cloud-based fax, training, technical support, maintenance, PSTN cards, VoIP gateways, SBCs, and commercial licenses of the open source software they have downloaded.

Recent Developments

COVID-19 Outbreak

On April 30, 2020, the Company provided a business update through a press release to share the impact of the COVID-19 pandemic and to outline the steps that had been taken by the Company to mitigate the business impact of COVID-19. Nevertheless, there continues to be uncertainty regarding the full impact of lockdowns, duration, magnitude and pace of recovery across the Company’s operations and markets, due to the evolving nature of the COVID-19 pandemic (including new variants of COVID-19, such as Delta, and resulting new waves of infections) and the global economic crisis (including varied governmental responses which may affect Sangoma’s operations, business and prospects). Despite these uncertainties, the Company believes it is well equipped to weather the storm and has taken several proactive steps in an attempt to better manage the associated challenges.

First, the Company continues to operate in as close to a ‘business as normal’ manner, as is possible under these conditions, because it is deemed an “essential service” under applicable government rulings as of the date of this Annual Information Form. The Company is thus currently exempt from the forced closures that so many other businesses have been subject to. Communications are always critical to business, and even more so with so many of the Company’s customers as well as employees working remotely.

Second, the Company successfully navigated the initial impact from COVID-19 on global supply chains during early 2020. Significant work by the Company’s operations teams ensured that the Company was able to successfully manage this disruption without any material impact on sales opportunities. In the months that have followed, additional impacts from COVID-19 have materialized, including shortages in the supply of electronic components and disruptions to the global logistics industry. Throughout these and other recent challenges, the Company’s operations teams have continued to manage these challenges without any material impact to the Company.

Third, the Company seamlessly transitioned to a work-from-home structure in over 20 countries and more than 20 states in the U.S., in order to serve Sangoma’s customers who count upon it every day for mission critical communications. This included maintaining product development, as demonstrated by the recent release of the Company’s new line of headsets and cloud-based video meeting service called ‘Sangoma- Meet’, both of which are essential parts of a remote worker’s toolset. Sangoma has been offering Sangoma- Meet free of charge thus far during the COVID-19 pandemic.

Fourth, Sangoma has maintained all principal and interest payments on its existing loans, continues to comfortably meet all debt covenants, and as June 30, 2021 had $27,385,282 in cash reserves to take advantage of opportunities that may arise, as well as being fully prepared for any further uncertainties during the COVID-19 pandemic including being able to rely on draws on its Credit Agreement (as defined herein).

Fifth, Sangoma also took prudent expense mitigation steps to appropriately control discretionary spending, as well as introducing new products and customer-focused initiatives to win new clients in need of enhanced communications during this crisis and to secure the Company’s existing customer base.

While the Company’s customers have been impacted by COVID-19 and the impact of that going forward is not entirely certain, some of the Sangoma’s revenue streams have already partially returned to pre- COVID-19 levels, whereas it will take more time to assess the long term impact for other revenue streams. See “Risk Factors – COVID-19 (coronavirus) Risks”.

The Company is not relying on any government financing programs for liquidity support but it did apply for the Canada Emergency Wage Program, which was implemented in order to help employers keep employees on payroll during the pandemic, and received an aggregate amount of $142,592 from such program for the fiscal year ended June 30, 2021 (“Fiscal 2021”) which was offset against each employee’s wages paid within the Sales and Marketing, Research and Development, and General and Administration categories reported each quarter by the Company.

Three Year History

The following describes how Sangoma’s business has developed over the last three completed fiscal years, as well as any changes to our business expected to occur during the current fiscal year.

Fiscal 2021 Developments

Significant Acquisition - StarBlue Acquisition

On March 31, 2021, the Company acquired (the “StarBlue Acquisition”) all of the shares of StarBlue Inc. (“StarBlue”) (the parent company of Star2Star) from Star2Star Holdings, LLC (“Holdings”) and Blue Face Holdings Limited (collectively, the “Sellers”). The Company paid an aggregate purchase price of $479,907,778 (US$381,636,405), which comprised of $137,560,480 (US$109,392,033) cash consideration (adjusted from US$105,000,000 as a result of initial closing adjustments), 110,000,000 common shares in the capital of Sangoma (“Common Shares”) at a discounted value of $325,661,530 (US$258,975,372), and an additional consideration payable for future tax benefit in the amount of $16,685,768 (US$13,269,000). The Company issued 21,130,798 Common Shares (22,000,000 Common Shares less 869,202 Common Shares representing a holdback for indemnification purposes) on closing of the acquisition, with the remaining 88,000,000 Common Shares to be issued and distributed in fourteen quarterly installments commencing on April 1, 2022. The fair value of the share consideration was determined using a put option pricing model with a share price of $4.13, volatility of 56.58%, risk free rate of 0.221% to 0.855% and time to maturity of 0.003 years to 4.25 years. The fair value of $16,685,768 (US$13,269,000) of consideration payable is related to estimated tax losses to be utilized in future years, and is determined using an effective tax rate of 24.56% and a discount rate of 4.9%. The Company acquired Star2Star to expand and broaden the suite of service offerings, add key customers and realize synergies by removing redundancies. Please refer to Note 20(c) of the audited consolidated financial statements of the Company for the years ended June 30, 2021 and 2020, together with the notes thereto and the auditor’s report thereon (the “2021 Annual Financial Statements”) which are available under Sangoma’s SEDAR profile at www.sedar.com.

Upon distribution of the Share Consideration, including the Deferred Consideration, Holdings and/or Old Town Gelato, LLC (which is controlled by Norman A. Worthington, III, the Chief Executive Officer and Executive Chair of StarBlue and was appointed a director of the Company on closing) will be a “control person” (as such term is defined in the policies of the TSX Venture Exchange (“TSXV”)) of the Company. Old Town Gelato, LLC, and by extension, Mr. Worthington, holds approximately 59% of the membership interests of Holdings and, as such, Mr. Worthington will beneficially hold, upon distribution of the Share Consideration and the Deferred Consideration, directly or indirectly, approximately 24.6% of the issued and outstanding Common Shares (on a pro forma basic basis) and currently indirectly controls, prior to the distribution of the Deferred Consideration, 11.4% of the issued and outstanding Common Shares as of the date hereof.

Marc Lederman, who was also appointed a director of the Company on closing, is also the Chief Operating Officer of the General Partner of NewSpring Growth Capital III, L.P., which has a membership interest in Holdings. Upon distribution of the Share Consideration, including the Deferred Consideration, NewSpring Growth Capital III, L.P. will hold, directly or indirectly, approximately 6.2% of the issued and outstanding Common Shares (on a pro forma basic basis) and currently indirectly holds, prior to the distribution of the Deferred Consideration, 1.5% of the issued and outstanding Common Shares as of the date hereof.

Pursuant to a direction received by the Company from the Sellers and an optionholder of StarBlue entitled to receive the Share Consideration issuable on Closing, 480,000 of the Common Shares that were issuable to such parties on Closing were instead issued to Q Advisors LLC, a financial advisor engaged by StarBlue as partial consideration of the fee payable in connection with the StarBlue Acquisition. In connection with the StarBlue Acquisition, the Company has also added Norman Worthington, the Chief Executive Officer and Executive Chair of Holdings, and Marc Lederman, Co-founder and General Partner of NewSpring Capital, an institutional investor in Holdings prior to closing, to its board of directors.

In addition, the Company issued 129,198 Common Shares to INFOR Financial Inc. (“INFOR Financial”) as partial consideration of the fee payable to INFOR Financial in respect of financial advisory services rendered in connection with the StarBlue Acquisition. Each of Holdings, Q Advisors LLC and Mark Ryan entered into a 12-month lock-up agreement for the Common Shares received on closing.

The StarBlue Acquisition was a significant acquisition under National Instrument 51-102 - Continuous Disclosure Obligations and the Company has filed a Form 51-102F4 - Business Acquisition Report on SEDAR which is available under the Company’s SEDAR profile at www.sedar.com.

The Company entered into a new loan facility with two banks and drew down the first tranche of $45,699,360 (US$34,800,000) on October 18, 2019. This new loan facility was used to pay down and close all existing loans and to fund part of the purchase of VI Acquisition (see below). This term facility is repayable over six years on a straight-line basis. The interest rates charged are based on Prime rate, US Base rate, London Inter-Bank Offered Rate (LIBOR) or Canadian Dollar Offered Rate (CDOR) plus the applicable margin. The Company was required to lock in the interest rate on one half of the term loan within three months and on January 21, 2020, the Company converted its US Base Rate loan to a one-month LIBOR loan plus the credit spread and locked in half of the original loan amount by entering a 5-year interest rate credit swap with the two banks for US$8,700,000 each. The swaps together with protection against the 0% LIBOR floor have effectively converted one half of the variable LIBOR rate to a fixed loan of approximately 4.2% for five years of the six-year remaining balance on the loan. The repayment schedule for the loan has not been impacted by either of these changes. The balance outstanding against this term loan facility as of June 30, 2021 is $30,551,210 (US$24,650,000) (June 30, 2020 – $41,497,260 (US$30,450,000)). As at June 30, 2021, the term loan facility balance of $7,188,520 (June 30, 2020 - $7,904,240) is classified as a current liability and $23,362,690 (June 30, 2020 - $33,593,020) as long-term liability in the consolidated statements of financial position.

On March 31, 2021, the Company amended its term loan facility with its lenders and drew down an additional $66,018,750 (US$52,500,000) to fund part of the StarBlue Acquisition. At the time of the draw down of the additional amounts, the following amendments were made to the Credit Agreement:

•	The swingline facility was converted from $2,000,000 to US$1,500,000 and all of this facility is available to the Company.

•	The revolver facility was converted from $8,000,000 to US$6,000,000 and all of this facility remains available to the Company.

•	The debt to equity ratio calculation now allows the Company to offset up to US$10,000,000 of unrestrained funds against the outstanding amount of the debt.

The interest rates charged continue to be based on Prime rate, US Base rate, London Inter-Bank Offered Rate (LIBOR) or Canadian Dollar Offered Rate (CDOR) plus the applicable margin. The incremental draw is repayable, on a straight-line basis, through quarterly payments of US$2,187,500 and is due to mature on October 18, 2024. As at June 30, 2021, $10,844,750 (US$8,750,000 ) of the incremental facility is classified as current and $51,512,563 (US$41,562,500) is classified as long-term in the consolidated statements of financial position.

For the year ended June 30, 2021, the Company incurred interest costs to service the borrowing facilities in the amount of $1,986,987 (June 30, 2020 - $2,048,840). During the year ended June 30, 2021, the Company borrowed $66,018,750 (June 30, 2020 - $54,977,430) in operating facility and loans and repaid $18,811,703 (June 30, 2020 - $28,810,943).

Under its Credit Agreement with its lenders, the Company must satisfy certain financial covenants, principally in respect of total funded debt to earnings before interest, taxes and amortization, and debt service coverage ratio. As at June 30, 2021 and June 30, 2020, the Company was in compliance with all covenants related to its Credit Agreement.

Amendment to Stock Option Plan

On December 17, 2020, at the Company’s annual and special meeting of shareholders, the Second Amended Stock Option Plan (as defined herein) was amended to delete the reference to “David Mandelstam, Yves Laliberté, Al Guarino and Allan Brett (the current non-management or external directors of the Company)” as excluded persons in the definition of Eligible Persons (as defined in the Second Amended Stock Option Plan) as more fully described in the Company’s Management Information Circular dated November 12, 2020 available under Sangoma’s SEDAR profile at www.sedar.com.

USF Special Indemnity – VoIP Innovations, LLC

On October 7, 2020, US$449,256 was released to the Company from the funds held in escrow in connection with the VI Acquisition. This amount represented the amount owing by VoIP Innovations, LLC (“VI”) under the Universal Service Fund as at the closing of the VI Acquisition and was released in accordance with the terms of the VI Acquisition Agreement (as defined herein) and the escrow agreement entered into in connection with the transaction.

July 2020 Prospectus Offering

On July 30, 2020, Sangoma completed an offering by way of a prospectus supplement to the Company’s short form base shelf prospectus dated June 29, 2020, of 35,006,000 Common Shares at a price of $2.30 per share for aggregate gross proceeds of $80,513,800 (the “2020 Offering”) The 2020 Offering was completed through a syndicate of underwriters (the “2020 Offering Underwriters”), led by Cormark Securities Inc. The 2020 Offering Underwriters were paid a cash commission of 6.0% of the gross proceeds of the 2020 Offering in consideration for the services rendered by them.

Fiscal 2020 Developments

On April 13, 2020, the Company reallocated the $8,000,000 revolver facility available to it under a syndicated loan agreement it entered into on October 17, 2019 (the “Credit Agreement”) to Sangoma U.S. Inc. and on April 17, 2020, Sangoma U.S. Inc. drew down $7,439,610 (US$5,300,000) from this facility.

On April 3, 2020, Sangoma U.S. Inc. drew down $1,838,460 (US$1,300,000) on the swingline credit facility available under the Credit Agreement.

During August 2020, the Company paid back the outstanding amounts on the revolver and the swingline facilities. See “General Development of the Business– Three Year History– Fiscal 2021 Developments – Revolver and swingline credit facilities”.

On January 21, 2020, the Company converted the amount outstanding on such date on the term facility under the Credit Agreement of $43,558,844 (US$33,350,000) from the initial US Base Rate (as defined in the Credit Agreement) loan to a one-month LIBOR (as defined in the Credit Agreement) loan plus the applicable credit spread. Separately, the Company locked in the interest rate for half of the original loan amount under the Credit Agreement of $45,699,360 (US$34,800,000) by entering into a 5-year interest rate credit swap with the two banks that are parties to the Credit Agreement for $11,368,290 (US$8,700,000) each. The swaps, together with protection against the 0% LIBOR floor, have effectively converted one half of the variable LIBOR rate to a fixed loan of approximately 4.2% for five of the six-year remaining term of the loan. The repayment schedule for the loan has not been impacted by either of these changes.

On February 29, 2020 the Company acquired .e4, LLC in order to strengthen its sales capabilities in its open source ecosystem. Given the relative size of this transaction, no financial details were publicly disclosed.

On December 19, 2019, at the Company’s annual and special meeting of shareholders, the First Amended Stock Option Plan (as defined herein) was amended to reserve and set aside for issuance a maximum number of shares of the Company equal to 10% of the outstanding shares of the Company on the date of grant of any Stock Option (as defined herein) as more fully described in the Company’s Management Information Circular dated November 15, 2019 available under Sangoma’s SEDAR profile at www.sedar.com.

On October 18, 2019, Sangoma Technologies U.S. Inc., a wholly owned subsidiary of Sangoma Technologies Inc., acquired VoIP Innovations (the “VI Acquisition”) from certain vendors (collectively, the “VI Vendors”) all the membership interest of VI, a US based company pursuant to a purchase agreement (the “VI Acquisition Agreement”) with an initial consideration of US$36,000,000 consisting of US$30,000,000 in cash (subject to certain post-closing adjustments), the issuance of 5,500,417 Common Shares valued at US$6,000,000 based on the ten (10) day volume weighted average price of the Common Shares and the exchange rate as of October 16, 2019 and additional consideration of up to US$6,000,000 if certain performance milestones are met (the “Contingent Consideration”). The Company expects the potential Contingent Consideration payment to be nil.

Please refer to Note 20(a) of the 2021 Annual Financial Statements, which are available under Sangoma’s SEDAR profile at www.sedar.com, which describe adjustments to the purchase price resulting in a total discounted consideration for the VI Acquisition of $46,028,032 (US$35,050,283), consisting of $39,171,420 (US$29,828,982) in cash paid on closing and the issuance of 5,500,417 Common Shares valued at $6,553,938 (US$4,990,815) based on a share price of $1.40 (US$1.066) per Common Share on closing and a discount of 14.9% to reflect the 12-month lock up. Note 20(a) of the 2021 Annual Financial Statements is incorporated by reference herein. Please refer to “General Development of the Business – Fiscal 2021 – USF Special Indemnity – VoIP Innovations, LLC” for recent developments with respect to the VI Acquisition.

The cash portion of the upfront consideration paid by Sangoma in connection with the VI Acquisition was funded through a combination of cash on hand and, to minimize dilution, by the Company entering into the Credit Agreement which provided Sangoma with a credit facility which also allowed it to replace Sangoma’s existing debt at that time. Approximately $46 million (US$35 million) was drawn on this facility of which approximately $23 million (US$17.4 million) was used to repay the four loans that were then outstanding in full and approximately $23 million (US$17.6 million) was used to fund the VI Acquisition. This new facility also provides for up to $8 million in a term loan in order to pay out any of the up to $7.9 million (US$6 million) in Contingent Consideration that may be payable under the VI Acquisition Agreement. The Contingent Consideration is expected to be zero and hence this facility will lapse in October 2020. This loan outstanding under the Credit Agreement will be repaid over six years from when the agreement was entered into.

On July 16, 2019, Sangoma completed a short-form bought deal prospectus offering of 14,846,500 Common Shares at a price of $1.55 per Common Share for aggregate gross proceeds of $23,012,075 (the “2019 Bought Deal”). The 2019 Bought Deal was completed through a syndicate of underwriters (the “Bought Deal Underwriters”) co-led by Acumen Capital Finance Partners Limited and Cormark Securities Inc., and including INFOR Financial Inc., PI Financial Corp. and Beacon Securities Limited. The Bought Deal Underwriters were paid a cash commission of 6.0% of the gross proceeds of the 2019 Bought Deal in consideration for the services rendered by them.

Fiscal 2019 Developments

On September 5, 2018, Sangoma, through its indirect, wholly-owned subsidiary, Sangoma Technologies U.S. Inc., acquired all of the issued and outstanding shares in the capital of Digium, Inc. (“Digium”) pursuant to an amalgamation between Digium and a wholly-owned subsidiary of Sangoma Technologies U.S. Inc., wherein Digium, Inc. was the surviving corporation in accordance with an agreement and plan of merger dated August 23, 2018, as amended (the “Agreement and Plan of Merger”). The aggregate consideration for the transaction (the “Digium Acquisition”) is described in Note 18(a) the 2020 Annual Financial Statements. In addition to funds and Common Shares placed into the net working capital escrow (which already were released as described in Note 18(a) to the 2020 Annual Financial Statements), 1,989,499 Common Shares and US$133,123.18 of cash were placed into an indemnification escrow fund to be released 16 months from the closing date of the Digium Acquisition in accordance with the Agreement and Plan of Merger if there were no claims for indemnification. On April 1, 2019, Sangoma and the shareholders’ representative agreed to release 38,672 Common Shares and US$1,395.29 to Sangoma in connection with certain employer tax payable by Digium, all of which Common Shares were subsequently cancelled. In January 2020, an additional 21,673 Common Shares were returned to the Company (and subsequently cancelled) in connection with certain employee tax payments made by Digium, and the remaining Common Shares from the indemnification escrow fund were released to the former shareholders of Digium.

The Digium Acquisition broadened our suite of UC solutions to include Switchvox, accelerated our Cloud revenue, enabled us to leverage Digium’s well developed channel in the US, strengthened our engineering capabilities and overall employment talent and enabled us to acquire Asterisk® . We intend to leverage our open source ecosystem to offer revenue-generating products and services beyond those products open source users have downloaded.

Contemporaneously with the closing of the Digium Acquisition, Sangoma drew down $21,096,000 of additional new debt from its lenders to pay a portion of the cash consideration required for the Digium Acquisition. See Note 9 to the 2020 Annual Financial Statements.

DESCRIPTION OF THE BUSINESS

We are a trusted leader in delivering value-based Communications as a Service (“CaaS”) solutions for businesses of all sizes. The value-based CaaS segment includes small businesses to large enterprises who are looking for all the advantages of Cloud Communications at a fair price. Our current CaaS offerings include:

•	Unified Communications as a Service (UCaaS)

•	Trunking as a Service (TaaS)

•	Contact Center as a Service (CCaaS)

•	Desktop as a Service (DaaS)

•	Communications Platform as a Service (CPaaS)

•	Fax as a Service (FaaS)

•	Video Meetings as a Service (MaaS)

•	Device as a Service (DaaS)

•	Access Control as a Service (ACaaS)

Our solutions are used by leading companies around the world (from SMBs to enterprise) and in contact center, carrier networks, and data communication applications worldwide.

Our strategy is built on the principle of putting customers first and providing exceptional value for them as well as our channel partners.

With a global geographic footprint, our business is structured in two geographic regions: (1) North America (which includes the US and Canada) (collectively, “North America”) and (2) international regions (consisting of Caribbean, Latin America, Europe, the Middle East, Africa, Asia and certain countries in the Pacific region including Australia and New Zealand) (collectively, “International”).

We operate in one industry segment, being the development, manufacturing, distribution and support of communications products and services to our customers. Revenues for group of similar products and services can be summarized for the years ended June 30, 2021 and 2020 as follows:

	Fiscal 2021	Fiscal 2020
Products	$64.1 million	$66.5 million

Services	$103.2 million	$64.9 million

Total	$167.3 million	$131.4 million

COMMUNICATIONS AS A SERVICE (CaaS) SOLUTIONS

UNIFIED COMMUNICATIONS AS A SERVICE (UCaaS)

Our UC solutions are business communication systems with advanced UC features, such as presence/chat, conferencing, mobility, fax, and more that can be deployed on-premise or hosted in the Cloud, allowing businesses to select the best option for their needs. UC solutions, because of their mobility features such as having the business phone number ring on an app on a smartphone and/or desktop and instant messaging capability, enable remote work and work from home much more efficiently. Our UC solutions are deployed globally, with over 2 million licensed seats of our commercial UC solution. Our UC solutions fully integrate with our phones, soft clients, and network interoperability products to provide a fully interoperable solution from one vendor.

CLOUD-BASED SOLUTION

We offer our customers UCaaS solutions, which are Cloud-based UC solutions, in two options: Switchvox Cloud and BusinessVoice. Our UCaaS solutions deliver the customer experience businesses demand at an affordable price point. Customers can also choose pre-provisioned phones that customers simply plug into their network.

ON-PREMISE SOLUTION

We also offer the more traditional on-premise UC solution, for businesses still wanting to deploy their UC on premise rather than in the Cloud, and this product is called Switchvox.

IP Phones, Headsets and UC Client/Softphones

We offer desktop and softphone collaboration client software that integrate seamlessly with our UC solutions and deliver UC features (presence, contacts, chat, calling, audio and video conferencing, etc.) from a single application, on any device, at any location, whether leveraging our UCaaS solutions or our on-premise UC solution.

IP Phones

We offer a full line of phones that work with both our UCaaS and UC solutions that are designed for every user type, from casual to call center to managers and executives. Our product line includes entry-level, mid-range, and executive-level phones. All models include HDVoice and plug-and-play deployment. Our range of IP phones are customized to seamlessly integrate with our UCaaS and UC solutions and provide zero touch installation, simplified system management, and instant access to a wide range of features.

Headsets

We also offer headsets that either work in conjunction with our desktop phones (by plugging into the phone) or work in conjunction to our UCaaS/UC desktop soft client (by plugging directly into the computer).

UCaaS/UC Clients or Softphones

Our UCaaS/UC Clients (or softphones) are used to make or receive phone calls with our UCaaS/UC solutions and are designed to be used as the main phone or as an extension of an existing desk phone. Our UCaaS/UC Clients are available as an application on a smartphone or computer and enable employees to work remote seamlessly by enabling phone calls to customers and other employees as if they were in a physical office. We offer UCaaS/UC Clients with all of our UCaaS and UC solutions.

TRUNKING AS A SERVICE (TaaS)

SIP trunks deliver Internet-based telephony services to businesses using their existing internet connection, eliminating the need for separate traditional PSTN or digital telecom connections. SIP trunking is fast becoming the technology of choice to interconnect an IP PBX system to a telephone company. The main drivers are cost efficiencies (over fixed lines such as ISDN or analog lines from incumbent telcos) and end- to-end UC features/transparency. Cost efficiencies are realized because SIP trunking uses already-available broadband connections at customer premises. We offer both retail and wholesale SIP Trunking which allows our customers to choose the service that best meets their needs. Either service offers Direct Inward Dialing (DID) and number porting.

RETAIL SIP TRUNKING

Retail SIP trunking offers predictable monthly expenses with pricing based per “trunk”. SIPStation, our retail SIP trunking service, is seamlessly integrated into our various UC solutions, making it easy to get up and running. It also includes an integrated fax service option, enabling a business to send and receive faxes from a web interface or from a local fax machine. Typically, small to mid-sized businesses and enterprises would utilize this type of service.

WHOLESALE SIP TRUNKING

Our wholesale SIP trunking offer is available as a result of our VI Acquisition (see “General Development of the Business– Three Year History– Fiscal 2020 Developments”). Pricing for wholesale SIP trunking is usage-based but with a larger monthly minimum commitment. This includes origination, termination, SMS/MMS, e911, and fraud mitigation. Typically, large businesses or service providers who resell SIP trunks would utilize this type of service.

DESKTOP AS A SERVICE (DaaS)

Virtual Desktops enable a thin-client computer/tablet/etc. to access common applications (such as productivity software like spreadsheets, presentations, word processing, etc.) through the company’s data infrastructure, rather than have such applications installed on every employee’s computer. This improves security, cost, maintainability, etc. for our customer. Our DaaS offering enables communications solutions to also be part of the Virtual Desktop.

COMMUNICATIONS PLATFORM AS A SERVICE (CPaaS)

Communications Platform as a Service (CPaaS) allows developers to easily build services and applications using real-time communication features, such as voice, video, chat, and SMS. Sangoma’s CPaaS platform enables such developers to build these types of new communications services, but it also allows us to offer pre-packaged applications that we build, which extend and complement our other core cloud communications services.

FAX AS A SERVICE (FaaS)

Faxing remains an important communications tool, yet VoIP networks are sometimes unable to send faxes reliably because fax standards are based on very specific timing that can be interrupted in VoIP systems, especially where there is substantial latency. Our FoIP service, FaxStation, is a hosted service to remedy this problem. It features a telecom appliance with analog connections for fax machines and operates in concert with our fax server data center to encrypt and package the fax communication to make it fail-safe. This is particularly useful for small businesses that rely on fax communications but also for industries with challenging network conditions, such as mining, oil rigs, and ship-to-shore over satellite.

VIDEO MEETINGS AS A SERVICE (MaaS)

Sangoma Meet™ is our video conferencing and collaboration service, available from most any device. Sangoma Meet™ also enables file sharing on screen (so collaboration with co-workers is enhanced), integrates seamlessly with a user’s calendar, supports PSTN dial-in, and many other key features.

DEVICE AS A SERVICE (DaaS)

With larger deals, customers have the option to rent Sangoma ‘devices’ if they are utilizing other Sangoma “as a Service” offerings (such as UCaaS). Devices, such as phones or any network connectivity equipment needed to deploy a full solution are eligible.

ACCESS CONTROL AS A SERVICE (ACaaS)

Access Control is the controlling of access to a building. This is traditionally done through keys, fobs, or access cards. Our solution enables access through a smartphone, and also takes advantage of IoT technologies to make the infrastructure wireless.

Network Interconnection Products

In addition to the Communications as a Service (CaaS) offerings describe above, we also offer network interconnection products. These products connect different types of networks together, such as VoIP networks to PSTN networks, or VoIP networks to mobile networks or different types of VoIP networks together.

Session Border Controllers (SBCs)

Anytime two VoIP networks interconnect, issues of security and interoperability arise. SBCs can manage these issues, including provider-to-provider connections, provider-to-enterprise connections, and enterprise-to-enterprise connections. Sangoma’s SBCs are available as hardware appliances, as software- only solutions running on a virtual machine in hosted environments, or as a hybrid of both. Our hybrid solution is unique and provides all the flexibility expected from virtual machine capability coupled with the scalability that is found in hardware-based solutions.

VoIP Gateways

VoIP gateways are needed any time voice traffic moves from a VoIP network to a traditional PSTN telephone network. As the traffic traverses these networks there are issues that need to be resolved regarding both the media (the sound of the caller’s voice) and the signaling (the method used to control the media traveling over that connection).

In a service provider or carrier network, much larger gateways perform these same tasks. In addition, there are signaling protocols that are only used when carrier networks communicate with other carrier networks that are not included in the enterprise product line.

All of Sangoma’s gateways have broad interoperability certifications.

PSTN Interface and Media Processing Boards

Sangoma’s complete line of boards connect and interface to the PSTN. Even though IP networks are growing and quickly becoming the standard, the PSTN still exists and new communication solutions often need to connect to the PSTN. These boards are primarily used by communications solution developers in PC/Server based telecommunications systems that connect to the PSTN. They perform a very similar task to VoIP gateways, but are installed inside the server rather than being stand-alone devices. By providing customers with the option of using a PSTN interface board or a VoIP gateway, Sangoma maximizes flexibility based on installation requirements, particularly when space and power are at a premium. They may also be used in harsh conditions that require ruggedized servers.

OPEN SOURCE SOFTWARE PRODUCTS

Asterisk® and FreePBX®

We are the primary developer and sponsor of the Asterisk® project, the world’s most widely used open source communications software, and the FreePBX® project, the world’s most widely used open source PBX software. Cumulatively, we have over 5 million users of our open source software, with an average of 50,000 new installs per month.

Our strategy is to leverage our open source software as a beachhead in order to offer revenue-generating products and services beyond the open source Asterisk® or FreePBX® software users have downloaded. These types of products and services include software add-ons beyond what is offered in Asterisk® or FreePBX®, IP phones, SIP trunking, FaaS, training, technical support, maintenance, PSTN cards, VoIP gateways, session border controllers, and commercial/hardened versions of the PBX/UC software they have downloaded

Business Strategy

We believe that we are uniquely positioned to offer customers globally a complete portfolio of UC solutions and communications products. We expect to leverage our position to deliver growing revenue and strong financial performance.

In pursuit of these objectives, we have adopted the following core strategies:

Invest in Research & Development, Marketing and Sales

We continue to internally develop our solutions and invest in new technologies that will enable us to enhance the value we deliver to our customers. Our development efforts will continue to focus on the increasing importance of IP communications, UC, Cloud, mobile, and web-enabled solutions that offer end-users increased flexibility in addressing their requirements.

We continue to commit significant resources to the development of our solutions so that they will be scalable, interoperable and robust. Additionally, to ensure rapid time-to-market and to reduce development costs, we consider the use of third-party solutions, where appropriate. We evaluate on an ongoing basis whether to internally develop or to acquire new solutions.

Over the last few years, the Company has steadily increased its investment in, and focus on, sales and marketing. We have a professional sales teams across all key geographic regions to identify and engage local channel partners, and to address opportunities with larger customers such as OEMs and service providers. We continue to use a dual-faceted go to market strategy: direct sales to large customers (typically OEMs and carriers) and a direct channel strategy (distributers and resellers) to others. In other cases, we utilize an indirect distribution model to reach the full breadth of customers in markets where such channel partners have established relationships and our presence is more limited. For enterprises and SMBs, we have built a network of distributors and resellers; where distributors typically sell to resellers and these resellers then sell, install, and support end users.

We have also assembled corporate marketing programs to promote our brand and products more aggressively and to convey the message about our full solution offering. We are now using various marketing techniques typical of technology firms to generate greater awareness of our new solutions. This includes participation in tradeshows, speaking at selected industry events, attending specialized seminars run by our channel partners, investing in electronic marketing strategies (e.g. web presence, social media and blogging, online advertising, search engine campaigns), conducting lead generation campaigns, and creating thought leadership pieces.

Increase Shareholder Value by Growth

Our growth strategy continues to leverage both organic growth in our strategic service offerings and strategic acquisitions. We intend to continue to focus on this dual-faceted strategy to increase shareholder value, diversify our solutions and expand our market share. We seek organic growth by developing and launching new Cloud services and by seeking new customers for existing solutions around the globe.

Our strategy is to seek strategic acquisitions that are a good fit for the overall direction of the Company; increase our size and scale; complement our solutions portfolio, customer base, channel strategy and geographical customer base; and increase our recurring revenue, especially Cloud-based service revenue. While we seek financially accretive acquisitions, we also look at opportunities that may become accretive after our initial restructuring, if these opportunities offer a long-term value proposition and complement our solutions both within and outside our current operations. See “General Development of the Business – Development History (including Acquisitions)”.

Expand our Share of Revenue from Recurring Sources

We believe that gradually increasing our share of revenue which is derived from recurring sources such as our various Cloud solutions, maintenance/support, subscriptions and other recurring revenue opportunities will increase the predictability of our revenue stream and our long-term value, thereby enabling us to better meet our strategic objectives. Our most recent acquisition, the StarBlue Acquisition, as well as our previous VI Acquisition and Digium Acquisition have all accelerated the increase of our recurring revenue that we derive from Cloud solutions, subscriptions and maintenance/support (see “General Development of the Business – Three Year History”).

Leverage our OST Ecosystems

We are the primary developer and sponsor of Asterisk®, the world’s most widely used open source software for developing communications applications, and FreePBX®, the world’s most widely used open source PBX software.Our open source software is provided free of charge so that we can then offer complementary revenue-generating products and services. The types of products and services that we offer include optional software add-on modules, IP phones, SIP trunking, Cloud-based fax, training, technical support, maintenance, PSTN cards, VoIP gateways, session border controllers, and commercial licenses of the open source software.

Maintain Financial Health

We believe that we should continue to seek growth, while balancing that objective with our objectives to generate positive cash flow and maintain a healthy balance sheet, providing flexibility in executing our strategy.

Customer Base

We currently have over 30,000 customers, which include distributors, resellers, enterprises, OEM manufactures, service providers and end users (ranging from small businesses to larger enterprises). No single customer accounted for more than 5% of our revenue for Fiscal 2021.

We sell into over 150 countries around the globe, broken down geographically into the two (2) primary regions of North America and International.

We typically sell to large customers (including OEMs and carriers) using a direct sales model and to SMBs through a global network of distributors and resellers/integrators, as further described below.

Sales and Marketing

We market our services and solutions to both partners and end users. We employ a variety of means for generating leads, including but not limited to search engine marketing and optimization, online display advertising, content gating, attending tradeshow and conference events, conducting road shows across the globe, partnering with third parties, hosting webinars, and targeting specific geographic areas for local marketing. We utilize a sophisticated system for acquiring and nurturing leads that allows us to track our efforts and fine tune our strategies for moving prospects through the buying cycle. See “General Development of the Business – Three Year History”.

Our products and services are sold both through our extensive channel network, made up of over 5,000 resellers, distributors, and master agents and to our direct customers as well. We provide our partners with a host of sales and marketing resources to help them effectively sell, implement, and support Sangoma solutions. Additionally, we employ salespeople in each geographic region to provide added support and product knowledge to our partners and customers. As we expand our global network, we focus on recruiting partners who expand our coverage area to bring Sangoma solutions to new locations around the globe.

In addition, VoIP Supply, LLC, which the Company acquired in in July 2017, offers a unique marketing and sales channel that we leverage, including an efficient ecommerce transaction business, backed by a professional inside sales organization, and tailored marketing programs to attract and drive traffic to the website.

Research and Development

As a technology company, the Company is continuously working on a large number of projects across its broad portfolio of solutions. While the Company has introduced several new solutions to its product portfolio over the last few years, the majority of the Company’s investment in R&D is dedicated to sustaining, improving on and enhancing its broad portfolio of existing solutions that were previously acquired (see “General Development of the Business – Three Year History”). The Company believes that product innovation is essential to a technology company’s future. The Company also believes that R&D investment is necessary in order to address the needs of its wide-ranging group of customers (which include business of all sizes including service providers, carriers, enterprises, small and medium-sized businesses, and original equipment manufacturers) in more than 150 countries, to keep pace with technology developments in the cloud communications industry, to meaningfully compete in that industry, and to achieve and maintain market acceptance. The Company focuses on creating and introducing solutions to the market as soon as commercially practical and, thereafter, focuses on enhancements to further improve its solutions. Such introductions enable the Company to validate acceptance to some degree, and to get solutions to market efficiently in order to start generating revenue. Furthermore, the Company focuses on keeping its new development costs for new projects under control in a number of ways, including by reusing its existing code base where applicable and by leveraging open source software.

Our history of success strategic acquisitions in order to introduce new solutions to transition the business from a “product-focused” company to one with a significant base of recurring revenue derived from various Cloud solutions, subscriptions, maintenance/support and other recurring revenue opportunities will increase the predictability of our revenue stream and our long-term value, thereby enabling us to better meet our strategic objectives. (see “ General Development of the Business – Three Year History”).

Our R&D personnel are skilled with deep domain expertise in the diverse areas of enterprise communications, Cloud, IP networking, UC, and mobile UC solutions. We work to continuously improve our R&D efforts through operational measurement, adoption of best practices, effective partnerships and investment in our people, including attracting and hiring personnel in various places around the world to provide us with the skills we require at cost-effective rates.

The Company incurred $27,194,305 in R&D costs for Fiscal 2021, which represented approximately 16% of its sales for such period, higher than the $23,913,068 million for the fiscal year ended June 30, 2020 mostly as a result of the addition of the Star2Star team.

Competition

We compete in the enterprise communication market providing solutions and services for transporting data, voice and video traffic across intranets, extranets, mobile networks and the Internet. These markets are characterized by rapid change, converging technologies and a migration to networking and communications solutions that offer relative advantages. These market factors represent both an opportunity and a competitive threat to us. We compete with numerous vendors in each product category. The overall number of our competitors providing niche product solutions may increase. Also, the identity and composition of competitors may change as we increase our activity in our new product markets. As we continue to expand globally, we may see new competition in different geographic regions.

Competitors for our Cloud enterprise communication solutions include hosted and Cloud services providers, such as RingCentral, Inc., Cisco Systems, Inc. (which acquired Broadsoft, Inc.) 8X8, Inc., Mitel Networks Corp., Microsoft Teams, Jive/LogMeIn, Nextiva, Dialpad, Avaya Inc., and Vonage Holdings Corp. as well as other hosted PBX providers. Competitors for our TaaS offering include Bandwidth.com, Telnyx, Flowroute, ThinQ, and Peerless, amongst others.

Competitors for our On-premise enterprise communication solutions include traditional communications vendors and software vendors that are adding communications and collaboration solutions to their offerings. We compete against many traditional communications vendors, including Avaya Inc., Cisco Systems, Inc., Mitel Networks Corp., 3CX and Panasonic Corporation as well as other On-premise providers. We also compete with software vendors who, in recent years, have expanded their offerings to address portions of this UC market. This group of competitors includes Microsoft Corporation (via Skype), Google LLC, and Slack.

Competitors for our IP-Phone solutions include Poly Inc. (formerly Polycom, Inc.), VTech Holdings Limited and Yealink Inc. as well as other IP phone manufacturers.

Competitors for our network connectivity solutions include AudioCodes Ltd., Oracle (via their acquisition of Acme Packet) and Ribbon Communications Inc. as well as other providers.

Some of these companies compete across many of our product lines, while others are primarily focused in a specific product area. New ventures to create products that do or could compete with our products are regularly formed.

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In addition, some of our competitors may have greater resources, including technical and engineering resources, than we do. As we expand into new markets, we will face competition not only from our existing competitors but also from other competitors, including existing companies with strong technological, marketing and sales positions in those markets. We also sometimes face competition from resellers and distributors of our products, including some that may make use of our open source solutions. Companies with which we have strategic alliances in some areas may be competitors in other areas, and in our view this trend may increase. In addition, because the market for our products is subject to rapid technological change as the market evolves, we may face competition in the future from companies that do not currently compete in our markets, including companies that currently compete in other sectors of the information technology, communications and software industries.

Human Resources

As of June 30, 2021, we had approximately 570 employees and consultants worldwide, with a significant number of research and development personnel holding computer science or engineering degrees. We believe that one of our major resources is our highly skilled work force that is in high demand. We consider our relationship with our employees to be positive.

Competition for technical personnel in our industry is intense. We believe that our future success depends in part on our continued ability to hire, integrate, and retain qualified personnel both technical and in customer facing roles. To date, we believe that we have been successful in recruiting qualified employees, but there is no assurance that we will continue to be successful in the future.

Facilities

Our head office is located at 100 Renfrew Drive, Suite 100, Markham, Ontario, Canada, L3R 9R6. As of June 30, 2021, we had staff in over 18 countries globally, including offices in Markham, Canada; Sarasota, Florida; Huntsville, Alabama; San Diego, California; Atlanta, Georgia; Traverse City, Michigan; Pittsburgh, Pennsylvania; Buffalo, New York; Neenah, Wisconsin: Parsippany, New Jersey; Wokingham, United Kingdom; Dublin, Ireland; Hong Kong; Bangalore, India; New Delhi, India and Medellin, Columbia as well as those staff who work-from-home from various locations around the world.

Foreign Operations

Approximately 86% of our revenue in Fiscal 2021 was generated from our North American operations (with 3% generated from Canada) and 14% of our revenue from International operations. Substantially all of the revenue generated in Fiscal 2021 was denominated in US dollars. Please refer to Note 19 entitled “Segment Disclosures” of the audited consolidated financial statements of the Company for the years ended June 30, 2021 and 2020, together with the notes thereto and the auditor’s report thereon (the “2021 Annual Financial Statements”).

If all the currencies in which the Company transacts were to fluctuate by 1% from existing rates, results from operating activities would be increased or decreased by approximately $10,990 in the Consolidated Statements of Income and Comprehensive Income (Loss) for Fiscal 2021.

DESCRIPTION OF CAPITAL STRUCTURE

Share Capital

Our authorized share capital currently consists of an unlimited number of Common Shares without par value. As at June 30, 2021, the Company had the following securities issued and outstanding: (i) 133,151,508 Common Shares; and (ii) Stock Options (as hereinafter defined) to acquire an aggregate of up to 11,111,170 Common Shares.

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In addition, in connection with the StarBlue Acquisition, the Deferred Consideration is to be issued and distributed in quarterly installments commencing on April 1, 2022, as well as the 869,202 Common Shares held back for indemnification purposes to be issued on July 31, 2022, subject to any adjustments under the purchase agreement for indemnification claims of the Company.

Common Shares

Each Common Share entitles the holder thereof to: (i) receive notice of, attend and vote at all meetings of the shareholders of the Company, and each Common Share confers the right to one vote at all such meetings; (ii) receive and participate equally and rateably in any dividends declared on the Common Shares, if and when declared by the board of directors of Sangoma (the “Board”), in their sole discretion; and (iii) receive and participate equally and rateably in any distribution of the assets of the Company in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.

Stock Options

Sangoma established a stock option plan (the “Initial Stock Option Plan”), which plan provides that the Board may from time to time, in its discretion, grant to directors, officers, employees and consultants of the Company, or any subsidiary of the Company, options to purchase Common Shares (the “Stock Options”).

On December 20, 2018, at an annual and special meeting of shareholders of the Company, shareholders of the Company approved an amendment to the Initial Stock Option Plan (the “First Amended Stock Option Plan”) increasing the number of Common Shares that may be set aside for issuance under the First Amended Stock Option Plan from 6,199,160 to 8,200,000.

On December 19, 2019, at an annual and special meeting of shareholders of the Company, the shareholders of the Company approved an amendment to the First Amended Stock Option Plan (the “Second Amended Stock Option Plan”) pursuant to which the Company is permitted to reserve and set aside for issuance a maximum number of Common Shares under the Second Amended Stock Option Plan (and under all other management options and employee stock option plans) equal to 10% of the outstanding Common Shares on the date of grant of any Stock Option.

On December 17, 2020, at an annual and special meeting of shareholders of the Company, the shareholders of the Company approved an amendment to the Second Amended Stock Option Plan (the “Third Amended Stock Option Plan”) pursuant to which the reference to “David Mandelstam, Yves Laliberté, Al Guarino and Allan Brett (the current non-management or external directors of the Company)” as excluded persons in the definition of Eligible Persons (as defined in the Second Amended Stock Option Plan) was deleted.

On February 9, 2021, the Company granted a total of 5,700,000 Stock Options to certain of its directors, officers and employees, each Stock Option entitling the holder thereof to acquire one Common Share at an exercise price of $4.90 and expiring in five years from the date of grant and vesting over a period from one year to four years from the date of grant, subject to the policies of the TSXV.

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On June 9, 2021, the board of directors of the Company amended the Third Amended Stock Option Plan (the “Fourth Amended Stock Option Plan”) to reflect the following changes to ensure compliance with the policies of the TSXV: (i) state that any Stock Options granted to an Insider (as defined in the Fourth Amended Stock Option Plan) pursuant the Fourth Amended Stock Option Plan or any other Share Compensation Arrangement (as defined in the Fourth Amended Stock Option Plan) shall be included for the purposes of the limits set out in Sections 6(a) and 6(b) of the Fourth Amended Stock Option Plan; and (ii) state that the exercise price for any Stock Options granted for a future date shall not be less than the greater of the “market price”, as defined in the Fourth Amended Stock Option Plan, and the Discounted Market Price as determined under the policies of the TSXV.

On June 30, 2021, the Company granted a total of 2,018,000 Stock Options to certain of its non-executive officers and employees, each Stock Option entitling the holder thereof to acquire one Common Share at an exercise price of $3.07 and expiring in five years from the date of grant and vesting over a period from one year to four years from the date of grant, subject to the policies of the TSXV.

On September 30, 2021, the Company granted a total of 2,000,000 Stock Options to certain of its officers and directors, each Stock Option entitling the holder thereof to acquire one Common Share at an exercise price of $3.39. All the options will expire in 5 years with 1,560,000 of the options vesting over a period from 1 year to 4 years and the remaining 440,000 options vesting based on certain share price targets being achieved.

As at September 30, 2021, and after the issuance of the above options, Stock Options to purchase an aggregate of up to 13,315,150 Common Shares were available for issuance under the Fourth Amended Stock Option Plan, of which Stock Options to purchase an aggregate of 12,523,708 Common Shares were issued and outstanding on such date.

For additional details regarding our share capital as well as our issued and outstanding Common Shares, Common Share purchase warrants, and Stock Options, please see Notes 11 and 20 to the 2021 Annual Financial Statements.

DIVIDENDS AND DISTRIBUTIONS

Subject to the solvency restrictions in the Business Corporations Act (Ontario) and applicable TSXV rules, there are no other restrictions in the Company’s articles or elsewhere that would prevent the Company from paying dividends. The Company has not declared or paid any dividends in the last ten (10) years and has no present intention to declare or pay any dividends in the foreseeable future. Any decision to declare or pay dividends will be made by the Board based upon the Company’s earnings, financial requirements and other conditions existing at such future time.

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MARKET FOR SECURITIES

Trading Price and Volume

The Common Shares trade over the facilities of the TSXV under the symbol “STC”. The following table sets forth the range of high and low prices per Common Share and total monthly volumes of shares traded on the TSXV during the twelve months ended June 30, 2021.

	Price per Common Share
Month	High	Low	Total Volume
June 2021	$3.73	$2.92	8,282,849

May 2021	$4.40	$2.80	7,294,769
April 2021	$4.37	$3.82	2,472,193
March 2021	$4.85	$3.50	8,064,493
February 2021	$5.50	$3.90	11,432,512
January 2021	$4.09	$3.35	5,473,855
December 2020	$3.76	$2.95	4,680,070
November 2020	$3.26	$2.53	4,924,482
October 2020	$2.99	$2.36	5,889,826
September 2020	$2.65	$2.24	2,834,281
August 2020	$2.96	$2.29	3,623,679
July 2020	$2.89	$2.24	7,190,323

Source: Bloomberg

Prior Sales

Other than as set forth below, we did not issue any securities in the twelve months ended June 30, 2021 that were not listed on the TSXV.

	Number of Securities			Price Per Common Share /
Date of Issuance	Issued	Securities Issued		Exercise Price
February 9, 2021	5,700,000	Stock Options	(1)	$4.90
June 30, 2021	2,018,000	Stock Options	(2)	$3.07

Note:

(1)	Issued to certain officers and employees of the Company, pursuant to the Company’s stock option plan.

(2)	Issued to certain non-executive officers and employees of the Company, pursuant to the Company’s stock option plan.

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL

RESTRICTION ON TRANSFER

The following table sets forth the securities of the Company subject to escrow or contractual restriction on transfer, and the percentage that number represents of the outstanding securities of that class as of the date hereof:

	Number of securities held in escrow or
	that are subject to a contractual
Designation of Class	restriction on transfer		Percentage of class
Common Shares	15,666,054	(1)	11.77%

Notes:

(1)	15,142,778 Common Shares issued to Holdings, 43,276 Common Shares issued Mark Ryan and the 480,000 Common Shares issued to Q Advisors LLC on closing of the StarBlue Acquisition are subject to contractual restrictions on transfer for a period of twelve (12) months from the date of closing.

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DIRECTORS AND OFFICERS

Directors and Officers

The information below relating to the directors and officers of the Company is based on information received by the Company from such directors and officers as well as reports filed on the System for Electronic Disclosure by Insiders (“SEDI”) at www.sedi.ca. The following table sets out, for each of our directors and executive officers, the person’s name, province or state, and country of residence, position with our company, principal occupation for the last five years and the number of Common Shares beneficially owned, or over which control or direction is exercised, directly or indirectly, as at the date of this Annual Information Form.

As at the date of this Annual Information Form, our directors and executive officers as a group beneficially owned, or controlled or directed, directly or indirectly, an aggregate of 17,532,528 Common Shares representing approximately 13.17% of the issued and outstanding Common Shares as at October 28, 2021.

Number and Percentage
	Position with Sangoma and	Principal Occupation and	of Common Shares
Name and Place of	Date First Appointed to the	Positions During the Last Five	Beneficially Owned or
Residence	Board (if applicable)	Years	Controlled(1)
William Wignall(4)	Director, President and Chief	President and Chief Executive	1,945,139(5)
Ontario, Canada	Executive Officer	Officer of the Company	1.46%
(September 2010)

Al Guarino(2)((3)	Director	Chief Executive Officer of	126,000(6)
Ontario, Canada	(May 2014)	Physiomed Health	0.09%

Allan Brett(2)(3)	Director	Chief Financial Officer of The	125,000(7)
Ontario, Canada	(January 2017)	Descartes Systems Group Inc.	0.09%

Norman A. Worthington,	Chairman of the Board and	Chairman of Sangoma Technologies	15,142,778(8)
III (2)(4)	Director	April 2021 to present; Executive	11.4%
Florida, USA	(March 2021)	Chairman of StarBlue from January
2018 to March 2021; Executive
Chairman of the StarBlue Subsidiary
from May 2018 to March 2021;
CEO of StarBlue Subsidiary from
2006 to 2018 and from January 2020
until March 31, 2021

Marc Lederman(3) (4)	Director	Co-founder and General Partner,	Nil(9)
Pennsylvania, USA	(March 2021)	NewSpring Capital

David Moore	Chief Financial Officer	Chief Financial Officer of the	161,002(10)
Ontario, Canada	(November 2010)	Company	0.12%

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Number and Percentage
	Position with Sangoma and	Principal Occupation and	of Common Shares
Name and Place of	Date First Appointed to the	Positions During the Last Five	Beneficially Owned or
Residence	Board (if applicable)	Years	Controlled(1)
John Tobia Ontario, Canada	Executive Vice President, Corporate Development, General Counsel and Corporate Secretary (July 2019)	Executive Vice President -Corporate Development of the Company since July 2019; VP- M&A & General Counsel of the Company since February 2018; Corporate Development Consultant from April 2017 to January 2018; Chief Administrative and Legal Officer of Enghouse Systems Limited from May 2016 to March 2017; Assistant VP – Asia Legal at Fairfax Financial Holdings Limited from July 2015 to April 2016; Corporate Development Consultant at Hamblin Watsa Investment Counsel Limited from January 2015 to June 2015; prior to that, VP & General Counsel of Aastra Technologies Limited from 2000 until 2014	32,609(11) 0.02%

Larry Stock (12) Florida, USA	Chief Corporate Officer (September 2021)	Chief Corporate Officer of the Company since September 2021; Chief Financial Officer of StarBlue and Star2Star from August 2020 to April 2021; Divisional Chief Financial Officer of Jabil Inc. from September 2018 to November 2019; Senior Vice President, Chief Risk Officer of Jabil Inc. from September 2016 to September 2018	Nil

Notes:

(1)	Percentages are based on 133,151,508 Common Shares issued and outstanding as at October 28, 2021. Information as to the number of Common Shares beneficially owned, or over which control or direction is exercised, directly or indirectly, not being within the direct knowledge of our Company, has been furnished by the respective directors and executive officers individually or obtained from SEDI and may include Common Shares owned or controlled by spouses and/or children of such individuals and/or companies controlled by such individuals or their spouses and/or children.

(2)	Member of the Compensation and Nominating Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Corporate Governance Committee.

(5)	Mr. Wignall also holds Stock Options to acquire up to 4,245,000 Common Shares.

(6)	Mr. Guarino also holds Stock Options to acquire up to 90,000 Common Shares.

(7)	Mr. Brett also holds Stock Options to acquire up to 90,000 Common Shares.

(8)	Old Town Gelato, LLC (controlled by Mr. Worthington), holds approximately 59% of the membership interests of Holdings and, as such, Mr. Worthington will beneficially hold, upon distribution of the Share Consideration and the Deferred Consideration, directly or indirectly, approximately 24.6% of the issued and outstanding Common Shares (on a pro forma basic basis) and currently indirectly controls, prior to the distribution of the Deferred Consideration, 11.4% of the issued and outstanding Common Shares as of the date hereof. Mr. Worthington also holds Stock Options to acquire up to 40,000 Common Shares.

(9)	Mr. Lederman is also the Chief Operating Officer of the General Partner of NewSpring Growth Capital III, L.P., which has a membership interest in Holdings. Upon distribution of the Share Consideration, including the Deferred Consideration, NewSpring Growth Capital III-A2, L.P. will hold, directly or indirectly, approximately 6.2% of the issued and outstanding Common Shares (on a pro forma basic basis) and currently indirectly holds, prior to the distribution of the Deferred Consideration, 1.5% of the issued and outstanding Common Shares as of the date hereof. Mr. Lederman also holds Stock Options to acquire up to 40,000 Common Shares.

(10)	Mr. Moore also holds Stock Options to acquire up to 1,707,500 Common Shares.

(11)	Mr. Tobia also holds Stock Options to acquire up to 515,000 Common Shares.

(12)	Mr. Stock was appointed Chief Corporate Officer of the Company subsequent to June 30, 2021.

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Cease Trade Orders

To the best of the knowledge of the Company, no director or executive officer of the Company is, as at the date of this Annual Information Form, or was within ten years before the date of this Annual Information Form, a director, chief executive officer or chief financial officer of any company (including Sangoma) that: (a) was the subject of an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer, and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer or chief financial officer. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant corporation access to any exemption under securities legislation, in each case that was in effect for a period of more than 30 consecutive days.

Bankruptcy and Insolvency

To the best of the knowledge of the Company, no director or executive officer of the Company: (a) is, as at the date of this Annual Information Form, or within 10 years before the date of this Annual Information Form, has been a director, executive officer of a corporation (including Sangoma) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (b) has within the 10 years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer.

Penalties or Sanctions

To the best of the Company’s knowledge, no director or executive officer of the Company or shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

Some of our existing directors or officers are also directors and officers of other companies and have other business interests which may prove to be of interest to us, which may be competitive to the interests of the Company or which may be current or future strategic partners. It is possible, therefore, that a conflict may arise between their duties as directors or officers of our company and their duties as directors or officers of such other companies. We require that such individuals disclose all such conflicts in accordance with the requirements of the Business Corporations Act (Ontario) and that they govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law. In addition to director fees that are paid to him by the Company, David Mandelstam (the former Chairman of the Company up to March 31, 2021), is contracted to provide assistance with the Company’s Scientific Research and Experimental Development Tax Incentive credit filings for which he is paid $10,000 per annum.

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RISK FACTORS

We operate in an ever-changing business and competitive economic environment in the UC market that exposes us to a number of risks and uncertainties, including those risk factors set forth below. The following section describes some, but not all, of the risks and uncertainties that may adversely impact our business, financial condition or results of operations. Additional risks and uncertainties not described below or not presently known to us may also impact our business.

If any of these risks occur, they may have a material adverse effect on our business, financial condition or results of operations and the trading price of our Common Shares. Readers are cautioned to understand that the sole purpose of discussing these risks and uncertainties is to alert the reader to factors that could cause actual results to differ materially from past results or from those described in forward-looking statements and not to describe facts, trends and circumstances that could have a favorable impact on our results or financial position.

The current COVID-19 pandemic could have a material adverse effect on our business, affairs, results of operations, financial condition, liquidity, availability of credit and foreign exchange exposure.

Our ability to receive products manufactured by our suppliers and supply products and our sales revenue, results of operations, cash flow and liquidity may be adversely impacted by the ongoing COVID-19 outbreak.

As a result of the global outbreak of COVID-19 and its declaration by the World Health Organization to be a “pandemic”, certain actions have been, and will continue to be, taken by governments and businesses in the United States, Canada, the United Kingdom, China and around the world to control the outbreak, including restrictions on public activities, travel and commercial operations. We have been managing certain supply delays, which have occurred occasionally since January of 2020, but which did not materially impact any sales opportunities as we were able to successfully manage this disruption. In addition, as the COVID-19 outbreak progressed in February and March of 2020, we gradually began to reduce our business travel (such as eliminating travel to large gatherings, conferences, tradeshows and non-essential travel) and then finally eliminated all business travel and instituted new policies such as no visitors to our offices, handwashing with soap, social distancing, work-from-home for our employees (unless such employee was required to be physically present in a facility in order to perform their duties). By the time the World Health Organization had declared COVID-19 to be a “pandemic” in March 2020, we were able to continue our operations and provide solutions and services to our customers under our voluntary “work-from-home policy”. However, there was a material adverse impact on the economy in general as a result of government mandated “stay-at-home” policies and closing of all businesses except for “essential businesses” in Canada, the United States, Europe and other jurisdictions in which we transact business. Although we were exempt from these “stay-at-home” orders as we were providing an “essential service”, we did experience a reduction in demand from our customers commencing in March 2020 and continuing to the date hereof (even though we were able to and did continue to adequately supply products and services to our customers based on their demand). We did experience some postponement of new product purchases by some customers as well as some slowing of demand by certain customers for some of our services during this time period. While some of our revenue streams have already partially returned to pre-COVID-19 levels on the date of this Annual Information Form, other revenue streams have not and it will take more time to assess the long term impact on our business, financial condition, liquidity and operating results.

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As the COVID-19 pandemic further evolves and the global response to it continues, our operations may be materially adversely affected by additional supply delays, shortages of labour and components, partial or complete closure of our facility (including to protect the health and safety of our employees), and/or reduction in the demand for certain of our products and services due to a reduction of general business activity, all which may continue for extended periods of time. Any inability to receive and deliver products to customers and/or the reduction in demand by customers could result in a range of potential adverse consequences, including loss of business and reputational damage. The COVID-19 pandemic may also impact the financial viability of our suppliers (which could cause them to exit certain business lines, or change the terms on which they are willing to provide products) and customers (which could cause them to reduce their demand for products and services, change the terms on which they are willing to purchase such products and services, delay payment terms or close their operations and thus represent a permanent reduction in demand). While we continue to be proactive and mitigate the adverse effects, impacts of the COVID-19 pandemic may significantly reduce our cash flow, liquidity and its ability to maintain compliance with covenants in our Credit Agreement. In addition, the COVID-19 pandemic has already adversely affected the global economy in general, resulting in an economic downturn that has adversely affected demand for our products and services. In the event that that the Canadian, U.S., European and other governments continue with “mandated stay-at-home orders” or reopen the general economy but elect to reimpose in part or whole their previous “stay-at-home” orders, the COVID-19 pandemic and, the global response to it, may adversely affect the global economy in general, resulting in a further economic downturn that may materially adversely affect our business, financial condition, liquidity, operating results and prospects. Given the ongoing and dynamic nature of the COVID-19 pandemic (including new variants of COVID-19 resulting in “new waves” of infection), it is very difficult to predict the severity and duration of the impact on our business, operations and prospects. The extent of such impact will depend on future developments, which are highly uncertain, including new information which may emerge concerning the spread and severity of the COVID-19 pandemic and actions taken to address its impact, among others. The repercussions of this health crisis may have a material adverse effect on our business, financial condition, liquidity and operating results.

The impact of worldwide economic conditions such as the COVID-19 pandemic, including the resulting effect on the operations of and spending by SMBs and on consumer spending, may adversely affect our business, operating results and financial condition.

A significant majority of the customers that use our platforms are SMBs. Our performance is subject to worldwide economic conditions and global events, including political, economic, social and environmental risks that may impact our operations or our customers’ operations and/or decrease consumer spending. Conditions and events such as pandemics like the COVID-19 pandemic and the related measures taken by public and private actors to protect the public health such as stay-at-home orders, other global health emergencies, natural disasters, climate change and global warming, acts or threats of war or terrorism and other general security concerns may impact the operations of and spending levels by SMBs and consumer spending levels. SMBs may be disproportionately affected by economic downturns. SMBs frequently have limited budgets and may choose to allocate their spending to items other than our platform, especially in times of economic uncertainty or recessions.

In addition, recent events in the financial markets have demonstrated that businesses and industries throughout the world are very tightly connected to each other. Thus, financial developments seemingly unrelated to us or to our industry may materially adversely affect us over the course of time. Volatility in the market price of our Common Shares due to seemingly unrelated financial developments could hurt our ability to raise capital for the financing of acquisitions or other reasons. Potential price inflation caused by an excess of liquidity in countries where we conduct business may increase the cost we incur to provide our solutions and may reduce profit margins on agreements that govern our provision of products or services to customers over a multi-year period. A reduction in credit, combined with reduced economic activity, may materially adversely affect businesses and industries that collectively constitute a significant portion of our customer base. As a result, these customers may need to reduce their purchases of our products or services, or we may experience greater difficulty in receiving payment for the products or services that these customers purchase from us. Any of these events, or any other events caused by turmoil in world financial markets, may have a material adverse effect on our business, operating results, and financial conditions.

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Security breaches, cyber attacks, or other attacks on our systems or other security breaches could harm our reputation or subject us to significant liability, and adversely affect our business.

As first disclosed in December 2020, the Company was the target of a ransomware cyber attack where the attackers encrypted a number of the Company’s servers. Prior to executing the encryption, the attackers accessed, copied, stole and later ultimately published, a significant number of confidential files relating to the Company’s financial information, its corporate development efforts, certain private employee data, as well as certain customer information and ordering history. While the investigation has not identified any compromise to the Company’s products, services or intellectual property, or any security threats that could create any additional risk for our customers from using our products, and the Company has enhanced its cybersecurity defences and invested in additional infrastructure to help detect and prevent future attempts or incidents of unauthorized access to or malicious activity on its network, the Company is subject to a number of risks and uncertainties in connection with the cyber attack. Such risks and uncertainties include, but are not limited to: the outcome of the ongoing investigation into the cyber attack; costs related to the investigation and any resulting liabilities, regulatory investigation or lawsuit; the Company’s ability to recover any proceeds under its insurance policies; costs related to and the effectiveness of the Company’s mitigation and remediation efforts; the potential loss of stakeholder confidence in the Company’s ability to protect their information, and the potential adverse financial impact such loss of confidence may have on the Company’s business.

Furthermore, as the nature of the Company’s business involves: the collection, use and storage of confidential or commercially sensitive information about its customers, vendors, business partners and employees, including personally identifiable information, payment and account information, and intellectual property; and the development, procurement and use of various information technology systems, hardware, software and applications, the Company is subject to a number of cyber security and data privacy related risks. Such risks include, but are not limited to: potential exposure and vulnerability of the Company’s (or its vendors’, business partners’ or third-party service providers’) corporate networks or systems to cyber attacks, which continue to evolve in terms of methods, frequency and sophistication; unauthorized access to or malicious activity on the Company’s (or its vendors’, business partners’ or third- party service providers’) corporate networks or systems, and the resulting costs, disruption to the Company’s business, and potential adverse impact on its financial results and reputation; the Company’s reliance on and the potential failures, weaknesses or defects in design or manufacturing of the information technology systems, hardware, software or applications used by the Company could result in business disruption and could increase the Company’s vulnerability to cyber attacks. While the Company has deployed additional security measures, invested in additional infrastructure and bolstered its cybersecurity defences in light of the recent cyber attack, there can be no assurance that the Company will be able to anticipate, prevent, detect or mitigate all such cyber attacks or information technology systems failures or disruptions.

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If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the Canadian Securities Administrators (“CSA”). Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which could have a negative effect on the trading price of our Common Shares. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the TSXV.

Our insurance may not provide adequate levels of coverage against claims.

We maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.

Our insurance costs may increase significantly, we may be unable to obtain the same level of insurance coverage and our insurance coverage may not be adequate to cover all possible losses we may suffer.

We generally renew our insurance policies annually. If the cost of coverage becomes too high or if we believe certain coverage becomes inapplicable, we may need to reduce our policy limits, increase retention amounts or agree to certain exclusions from our coverage to reduce the premiums to an acceptable amount or to otherwise reduce coverage for certain occurrences. On the other hand, we may determine that we either do not have certain coverage that would be prudent for our business and the risks associated with our business or that our current coverages are too low to adequately cover such risks. In either event, we may incur additional or higher premiums for such coverage than in prior years.

Among other factors, national security concerns, catastrophic events, pandemics such as the COVID-19 pandemic, or any changes in any applicable statutory requirement binding insurance carriers to offer certain types of coverage could also adversely affect available insurance coverage and result in, among other things, increased premiums on available coverage (which may cause us to elect to reduce our policy limits or not renew our coverage) and additional exclusions from coverage. As cyber incidents and threats continue to evolve, we may be required to expend additional, perhaps significant, resources to continue to update, modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Although we maintain and monitor our information technology systems and many of our subsidiaries maintain coverage to indemnify us from losses arising from cyber attacks, such systems and insurance coverage may not be sufficient to protect against or cover all the losses we may experience as a result of any cyberattacks. We are currently reviewing and are in the process of obtaining new insurance coverage for cyber incidents on a consolidated basis.

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We may suffer damage due to a casualty loss (such as fire, natural disasters, pandemics and acts of war or terrorism) or other losses, such as those related to labor, professional liability or certain actions or inactions by our management, directors, employees or others, that could severely disrupt its business or subject us to claims by third parties who are injured or harmed. Although we maintain insurance that we believe to be adequate, such insurance may be inadequate or unavailable to cover all the risks to which our business and assets may be exposed, including risks related to certain litigation. Should an uninsured loss (including a loss that is less than the applicable deductible or that is not covered by insurance) or loss in excess of insured limits occur, it could have a significant adverse impact on our business, results of operations or financial condition.

We may have difficulties identifying, successfully completing or integrating acquisitions, or maintaining or growing our acquired businesses.

We remain committed to our dual-pronged growth strategy of organically growing our strategic portions of our business while pursuing strategic acquisitions and, at the same, remaining consistently profitable. In Fiscal 2021, we completed the StarBlue Acquisition on March 31, 2021. In the fiscal year ended June 30, 2020, we completed the VI Acquisition in October 2019 and the acquisition of .e4, LLC in February 2020. In the fiscal year ended June 30, 2019 (“Fiscal 2019”), we completed the Digium Acquisition in September 2018. While we have the experience required to execute this strategy, we do not have control over the market conditions prevailing or likely to prevail in the future, which may impact the ability to execute this strategy. There can be no assurances that we will be able to identify suitable acquisition candidates available for sale at reasonable valuations, consummate any acquisition or successfully integrate any acquired business into our operations.

Moreover, although we are adequately financed at this stage of our growth strategy, there can be no assurance that we will be able to access further financial resources for other suitable acquisition opportunities that may become available to us. We have and will likely continue to have competition for acquisition opportunities from other parties including those that have greater financial resources or are willing to pay higher valuation multiples.

Acquisitions involve significant risks and uncertainties, including:

•	unanticipated costs and liabilities;

•	difficulties in marketing and integrating new products, software, businesses, operations and technology infrastructure in an efficient, effective and secure manner, including the integration of businesses where a portion or all of the business is in an adjacent industry;

•	the inability to achieve synergy and cost reduction targets assumed at the time of acquisition;

•	difficulties in maintaining customer and key supplier relations, including changing contract manufacturers as a result of lower volumes of business;

•	the potential loss of key employees of the acquired businesses, including as a result of cultural differences between the acquired company and our own;

•	the diversion of the attention of our senior management from the operation of our daily business;

•	the potential adverse effect on our net debt and liquidity position as a result of all or a portion of an acquisition purchase price being paid in cash;

•	the potential significant increase of our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition;

•	the potential issuance of securities that would dilute our shareholders’ percentage ownership;

•	the potential to incur restructuring and other related expenses, including significant transaction costs that may be incurred regardless of whether a potential strategic acquisition or investment is completed;

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•	use of resources that are needed in other areas of our business;

•	the inability to maintain uniform standards, controls, policies and procedures, including the inability to establish and maintain adequate internal controls over financial reporting;

•	difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	difficulties in securing required regulatory approvals or otherwise satisfy closing conditions for a proposed transaction in a timely manner, or at all;

•	potential impairment charges on higher levels of goodwill and intangible assets as a result of impairment testing performed on a regular basis;

•	higher amortization expenses related to acquired definite-lived intangible assets; and

•	becoming subject to intellectual property or other litigation.

Businesses we acquire may not have disclosure controls and procedures and internal controls over financial reporting, cybersecurity controls and data privacy compliance programs, or their existing controls and programs may be weaker than or otherwise not in conformity with ours.

We have a history of acquiring businesses of varying sizes and organizational complexities. Upon consummating an acquisition, we seek to implement our disclosure controls and procedures, our internal controls over financial reporting as well as procedures relating to cybersecurity and compliance with data privacy laws and regulations at the acquired company as promptly as possible. Depending upon the nature and scale of the business acquired, the implementation of our disclosure controls and procedures as well as the implementation of our internal controls over financial reporting at an acquired company may be a lengthy process and may divert our attention from other business operations. Our integration efforts may periodically expose deficiencies or suspected deficiencies in the controls, procedures and programs of an acquired company that were not identified in our due diligence undertaken prior to consummating the acquisition. Where there exists a risk of deficiencies in controls, procedures or programs, we may not be in a position to comply with our obligations under applicable laws, regulations, rules and listing standards or we may be required to avail ourselves of scope limitations with respect to certifications required thereunder, and, as a result, our business and financial condition may be materially harmed.

Our growth strategy may require a significant amount of cash and we may require additional sources of funds if our sources of liquidity are unavailable or insufficient to fund our operations.

We may not generate sufficient cash from operations to execute our strategic growth plans or take advantage of acquisition opportunities. In order to finance our business, we may need to utilize additional borrowings other than those available under our current credit facilities. Our ability to continually access our facilities is conditional upon our compliance with covenants contained in the terms governing these facilities. We may not be in compliance with such covenants in the future. We may need to secure additional sources of funding if our cash and borrowings under our revolving credit facility are unavailable or insufficient to finance our operations. Such funding may not be available on terms satisfactory to us, or at all. In addition, any proceeds from the issuance of debt may be required to be used, in whole or in part, to make mandatory payments under our Credit Agreement. If we were to incur higher levels of debt, we would require a larger portion of our operating cash flow to be used to pay principal and interest on our indebtedness. The increased use of cash to pay indebtedness could leave us with insufficient funds to finance our operating activities, such as R&D expenses and capital expenditures. In addition, any new debt instruments may contain covenants or other restrictions that affect our business operations. If we were to raise additional funds by selling equity securities, the relative ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. We cannot predict the timing or amount of any such capital requirements at this time. If financing is not available on satisfactory terms, or at all, we may be unable to expand our business at the rate desired and our results of operations may suffer.

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We have a significant amount of debt. This debt contains customary default clauses, a breach of which may result in acceleration of the repayment of some or all of this debt.

During the year ended June 30, 2021, the Company borrowed $66,018,750 (June 30, 2020 - $54,977,430) in operating facility and loans, repaid $18,811,703 (June 30, 2020 - $28,810,943) and ended Fiscal 2021 with a balance outstanding of $92,908,523 (June 30, 2020 – $50,491,740).

The Credit Agreement has customary default clauses. In the event Sangoma was to default on the Credit Agreement and was unable to cure or obtain a waiver of default, the repayment of its debt owing under these Credit Agreement may be accelerated. If acceleration were to occur, Sangoma would be required to secure alternative sources of equity or debt financing to be able to repay the debt. Alternative financing may not be available on terms satisfactory to the Company, or at all. New debt financing may require the cooperation and agreement of the Company’s existing lenders. If acceptable alternative financing were unavailable, Sangoma would have to consider alternatives to fund the repayment of the debt, including the sale of part or all of the business, which sale may occur at a distressed price.

The agreements governing our indebtedness contain restrictions and limitations that could significantly impact our ability to operate our business.

The agreements governing our indebtedness contain covenants that place limitations on the dollar amounts paid or other actions relating to:

•	payments in respect of, or redemptions or acquisitions of, debt or equity issued by us or our subsidiaries, including the payment of dividends on our Common Shares;

•	incurring additional indebtedness;

•	incurring guarantee obligations;

•	engaging in sales or other dispositions of assets;

•	creating liens on assets;

•	entering into sale and leaseback transactions;

•	making investments, loans or advances;

•	entering into hedging transactions;

•	engaging in mergers, consolidations or sales of all or substantially all of our assets; and

•	engaging in certain transactions with affiliates.

In addition, we are required to maintain a maximum consolidated total net leverage ratio and minimum interest coverage ratio as set forth in the agreements governing such indebtedness. These restrictions could inhibit our ability to pursue our business strategies. Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control. The ability to comply with these covenants in future periods will also depend on our ability to successfully implement our overall business strategy and realize contemplated acquisition synergies.

We may also incur additional indebtedness in the future. The instruments governing such indebtedness could contain provisions that are as, or more, restrictive than those to which we are presently subject. If we are unable to repay, refinance or restructure our indebtedness when payment is due, the lenders could proceed against the collateral granted to them to secure such indebtedness, as applicable, or force us into bankruptcy or liquidation.

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We expect gross margin percentage to vary over time, and our level of gross margin may not be sustainable.

Our gross margin percentage has historically fluctuated, primarily as the result of acquisitions, changes in product mix, changes in production costs, entering new geographic markets and price competition. Our current gross margin percentage may not be sustainable and our gross margin percentage may decrease. A decrease in gross margin percentage can be the result of numerous factors, including:

•	acquisitions with a lower gross margin percentage than us;

•	changes in customer, geographic, or product mix, including mix of configurations within each product group;

•	introduction of new solutions, including those with price-performance advantages;

•	our ability to reduce production costs;

•	entry into new markets or growth in lower margin markets, including markets with different pricing and cost structures;

•	additional sales discounts;

•	changes in the financial health of contract manufacturers or suppliers or increases in related material, component, labor or other manufacturing and inventory related costs;

•	the timing of revenue recognition and revenue deferrals;

•	a decrease in revenues, while certain distribution costs remain fixed;

•	lower than expected benefits from value engineering;

•	increased price competition;

•	changes in distribution channels;

•	increased warranty costs; and

•	overall execution of our strategy and operating plans.

If any of these factors, or other factors unknown to us at this time, occur then our gross margin percentage could be adversely affected, which could lead to an adverse effect, which could be material on our business, financial condition and results of operations.

If we fail to attract and retain key personnel, it could adversely affect our ability to develop and effectively manage our business.

Our success depends on the continued efforts and abilities of our key technical, customer-facing and management personnel. The loss of the services of any of these persons could have a material adverse effect on our business, results of operations and financial condition. We do not carry key person insurance.

Success is also highly dependent on our continuing ability to identify, hire, train, motivate and retain highly qualified management, finance, technical, sales and marketing personnel. Any such new hire may require a significant transition period prior to making a meaningful contribution to our business. Competition for qualified employees is particularly intense in the technology industry, and we have in the past experienced difficulty recruiting qualified employees. Our failure to attract and to retain the necessary qualified personnel could seriously harm our operating results and financial condition.

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We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and contributions of our senior management to execute on our business plan and to identify and pursue new opportunities and product innovations. The failure to properly manage succession plans and/or the loss of services of senior management or other key employees could significantly delay or prevent the achievement of our strategic objectives. If members of our senior management or other key employees, or people under their care, contract the COVID-19 virus, they may become unavailable to us for indefinite periods of time, which may impact our ability to execute on our objectives. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. Departing executives could decide to join a competitor or otherwise compete with us. The loss of the services of one or more of our senior management or other key employees for any reason could adversely affect our business, financial condition and operating results and require significant amounts of time, training and resources to find suitable replacements and integrate them within our business, and could adversely affect our corporate culture.

Our business could be harmed if we fail to manage our growth effectively.

The rapid growth we have experienced in our business places significant demands on our operational infrastructure. The scalability and flexibility of our platforms depend on the functionality of our technology and network infrastructure and its ability to handle increased traffic and demand for bandwidth. The growth in the number of customers using our platform and the number of requests processed through our platform has increased the amount of data that we process. Any problems with the transmission of increased data and requests could result in harm to our brand or reputation. Moreover, as our business grows, we will need to devote additional resources to improving our operational infrastructure and continuing to enhance its scalability in order to maintain the performance of our platform.

Our success is dependent on our ability to manage growth from managerial, financial, and human resources perspectives.

The growth of our operations places a strain on managerial, financial and human resources. Our ability to manage future growth will depend in large part upon a number of factors, including the ability to: build and train sales and marketing staff to create an expanding presence in the evolving marketplace for our products; attract and retain qualified technical personnel in order to continue to develop reliable and scalable products and services that respond to evolving customer needs; develop customer support capacity as sales increase, so that we can provide customer support without diverting resources from product development efforts; and expand our internal management and financial controls significantly, so that we can maintain control over our operations and provide support to other functional areas within our business as the number of personnel and size of our operations increase. Our inability to achieve any of these objectives could have a material adverse affect on our business, operating results, financial condition and prospects.

We may not remain competitive. Increased competition could seriously harm our business.

We experience intense competition from other competitors in the UC market. Competitors may announce new products, services or enhancements including Cloud-based offerings that better meet the needs of customers or changing industry standards. In addition, because the market for our products is subject to rapid technological change as the market evolves, we may face competition in the future from companies that do not currently compete in our markets, including companies that currently compete in other sectors of the information technology, communications and software industries, who may provide new products, services or enhancements that better meet the needs of customers or changing industry standards. Increased competition may cause price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, results of operations and financial condition. Many of our competitors and potential competitors have significantly greater technical, marketing, service or financial resources. Other competitive factors include price, performance, product features, market timing, brand recognition, product quality, product availability, breadth of product line, design expertise, customer service and post contract support. A very important selection factor from a customer perspective is a large installed customer base that has widely and productively implemented our solutions, which not only increases the potential for repeat business, but also provides reference accounts to promote our products and solutions with new customers. While management believes that we have a significant installed customer base, many of our competitors have a larger installed base of users, longer operating histories or greater name recognition. In addition, if one or more of our competitors were to merge or partner with other competitors, the change in the competitive landscape could adversely affect our ability to compete effectively.

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Industry consolidation may lead to increased competition and may harm our operating results.

There has been a trend toward industry consolidation in the UC market for several years. We expect this trend to continue as companies attempt to strengthen or hold their market positions in an evolving industry and as companies are acquired or are unable to continue all or a portion of their operations. Companies that are our strategic alliance partners in some areas of our business may acquire or form alliances with our competitors, thereby reducing their business with us. We believe that industry consolidation may result in stronger competitors that are better able to compete as sole-source vendors for customers. This could materially adversely affect our business, operating results and financial condition.

Our success depends on our ability to continue to innovate and create new products and enhancements to our existing products.

To keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance, we must enhance and improve existing products and continue to introduce new products and services. If we are unable to successfully develop new products, integrate acquired products or enhance and improve existing products or if we fail to position and/or price our products to meet market demand, our business and operating results will be adversely affected. Accelerated product introductions and short product life cycles require high levels of expenditures for R&D that could adversely affect our results of operations. Further, the introduction of new products could require long development and testing periods and may not be introduced in a timely manner or may not achieve the broad market acceptance necessary to generate significant revenue.

No assurance can be provided that our solutions will remain compatible with evolving UC platforms and operating requirements. In addition, competitive or technological developments and new regulatory requirements may require us to make substantial, unanticipated investments in new products and technologies. If we are required to expend substantial resources to respond to specific technological or product changes, our operating results could be adversely affected. Our continuing ability to address these risks will depend, to a large extent, on our ability to retain a technically competent R&D staff and to adapt to rapid technological advances in the industry.

We may not receive significant revenue as a result of our current research and development efforts.

We reinvest a significant percentage of our revenue in research and development. Our investment in our current research and development efforts may not provide a sufficient, timely return. We make and will continue to make significant investments in our solutions and new technologies. Investments in new technologies are inherently speculative. Commercial success depends on many factors including the degree of innovation of the products developed through our research and development efforts, sufficient support from our strategic partners, and effective distribution and marketing. These expenditures may materially adversely affect our operating results if they are not offset by revenue increases. We continue to dedicate a significant amount of resources to our research and development efforts in order to maintain our competitive position. However, significant revenue from new product and service investments may not be achieved for a number of years, if at all. Moreover, new products and services may not be profitable.

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We are dependent on certain technologies used in our products that are licensed on a non-exclusive basis from third parties.

We license certain technologies used in our products from third parties, generally on a non-exclusive basis. The termination of any of these licenses, or the failure of the licensors to adequately maintain or update their products, could delay our ability to offer our solutions while we seek to implement alternative technology offered by other sources and may require significant unplanned investments. In addition, alternative technology may not be available on commercially reasonable terms. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of our solutions or relating to current or future technologies. There is a risk that we will not be able to obtain licensing rights to the needed technology on commercially reasonable terms, if at all.

Our success and ability to compete depends upon our ability to secure and protect patents, trademarks, and other proprietary rights.

A number of competitors and other third parties have been issued patents and may have filed patent applications or obtain additional patents and proprietary rights for technologies similar to those used in our solutions. Some of these patents may grant very broad protection to the owners of the patents. We cannot determine with certainty whether any existing third-party patents or the issuance of any third-party patents would require us to alter our technology, obtain licenses or cease certain activities. We may become subject to claims by third parties alleging our technology infringes their property rights due to the growth of software products in our target markets, the overlap in functionality of these products and the prevalence of software products. We provide our customers with a qualified indemnity against the infringement of third-party intellectual property rights. From time to time, various owners of patents and copyrighted works send us or our customers’ letters alleging that our products infringe or might infringe upon the owner’s intellectual property rights. We generally attempt to resolve any such matter by informing the owner of our position concerning non-infringement or invalidity. Even though we attempt to resolve these matters without litigation, it is always possible that the owner of a patent or copyrighted work will bring an action against us.

We rely on a combination of copyright and trade secret laws and contractual provisions to establish and protect our rights in our software and proprietary technology. We generally enter into non-disclosure agreements with employees and customers and historically have restricted access to our software products’ source code. We regard our source code as proprietary information, and attempt to protect the source code versions of our products as trade secrets and as unpublished copyrighted works. In a few cases, we have provided copies of source code for certain products to third-party escrow agents to be released on certain predefined terms. Despite our precautions, it may be possible for unauthorized parties to copy or otherwise reverse engineer portions of our products or otherwise obtain and use information that we regard as proprietary.

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Existing copyright and trade secret laws offer only limited protection, and the laws of certain countries in which our products may be used in the future may not protect our products and intellectual property rights to the same extent as the laws of Canada and the United States. Certain provisions of the license and strategic alliance agreements that may be entered into in the future by us, including provisions protecting against unauthorized use, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions, and we are required to negotiate limits on these provisions from time to time. Litigation may be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish our proprietary rights. Some competitors have substantially greater resources and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for a longer period of time than we could. Regardless of their merit, any such claims could: be time consuming; be expensive to defend; divert management’s attention and focus away from the business; cause product shipment delays or stoppages; subject us to significant liabilities; and require us to enter into costly royalty or licensing agreements or to modify or stop using the infringing technology, any of which may adversely affect our revenue, financial condition and results of operations. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate to deter misappropriation of our technology or independent development by others of technologies that are substantially equivalent or superior to our technology.

We may be subject to new competitors because there are few technological barriers to entry in an open source software market.

One of the characteristics of open source software is that anyone may modify and redistribute the existing open source software and use it to compete with us, including forking an existing version of our open source software such as Asterisk® and/or FreePBX®. Such competition can develop without the degree of overhead and lead time required by traditional proprietary software companies. It is possible for competitors with greater resources than ours to develop their own open source solutions or acquire a smaller business that has developed open source offerings that compete with our offerings, potentially reducing the demand for, and putting price pressure on, our offerings. In addition, some competitors make their open source software available for free download and use on an ad hoc basis or may position their open source software as a loss leader. We cannot guarantee that we will be able to compete successfully against current and future competitors or that competitive pressure and/or the availability of open source software will not result in price reductions, reduced operating margins and loss of market share. Additionally, any failure by us to provide high-quality technical support, or the perception that we do not provide high-quality technical support, could harm our reputation and negatively impact our ability to sell subscriptions for our open source offerings to existing and prospective customers. If we are unable to differentiate our open source offerings from those of our competitors or compete effectively with other open source offerings, our business, financial condition, operation results and cash flows could be adversely affected.

We could be prevented from selling or developing our software if the GNU General Public License and similar licenses under which our technologies are developed and licensed are not enforceable or are modified so as to become incompatible with other open source licenses.

A number of our offerings, including Asterisk® and FreePBX®, have been developed and licensed under the GNU General Public License and similar open source licenses. These licenses state that any program licensed under them may be liberally copied, modified and distributed. It is possible that a court would hold these licenses to be unenforceable or that someone could assert a claim for proprietary rights in a program developed and distributed under them. Additionally, if any of the open source components of our offerings may not be liberally copied, modified or distributed, then our ability to distribute or develop all or a portion of our offerings could be adversely impacted.

Efforts to assert intellectual property ownership rights in our technologies could impact our standing in the open source community, which could limit our technology innovation capabilities and adversely affect our business.

When we undertake actions to protect and maintain ownership and control over our intellectual property, including patents, copyrights and trademark rights, our standing in the open source community could be adversely affected as the community supports the ability to write and share code freely. This in turn could limit our ability to continue to rely on this community, upon which we are dependent, as a resource to help develop and improve our technologies and further our research and development efforts, which could adversely affect our business.

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Our membership in the Open Invention Network (“OIN”) community limits our ability to enforce our patent rights in certain circumstances.

As part of our commitment to the open source community, our wholly owned subsidiary Digium, Inc., participates in the Open Invention Network community and licenses patents applicable to the Linux System in certain circumstances. As part of Digium’s participation, we agree, subject to certain limitations, to grant to other OIN licensees and their subsidiaries a license under Digium’s patents to make, have made, use, import, or distribute any Linux System and release each such licensee from claims of infringement on those patents. This license may be suspended in the event a community member files a claim against us based products that perform substantially the same function as the Linux System, and are distributed by us our subsidiaries. This limitation on our ability to assert our patent rights against others could harm our business and ability to compete.

Our use of “open source” software could negatively affect our ability to sell our products and subject us to possible litigation.

Our products incorporate and are dependent to a significant extent on the use and development of “open source” software, and we intend to continue our use and development of open source software in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses and is typically freely accessible, usable and modifiable. Pursuant to such open source licenses, we may be subject to certain conditions, including requirements that we offer our proprietary software that incorporates the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of the particular open source license. If an author or other third-party that uses or distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our solutions that contained or are dependent upon the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our solutions. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change the affected platform. The terms of many open source licenses to which we are subject have not been interpreted by U.S., Canadian or foreign courts. Accordingly, there is a risk that terms of these licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our solutions. The potential impact of these terms on our business is therefore uncertain and may result in unanticipated obligations regarding our solutions and technologies. Nevertheless, this position could be challenged. Any requirement to disclose our proprietary source code, termination of open source license rights or payments of damages for breach of contract could be harmful to our business, results of operations or financial condition, and could help our competitors develop products and services that are similar to or better than ours.

In addition to risks related to license requirements, usage of open source software can lead to greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties, controls on the origin or development of the software, or remedies against the licensors. Many of the risks associated with usage of open source software cannot be eliminated and could adversely affect our business.

Although we believe that we have complied with our obligations under the various applicable licenses for open source software, it is possible that we may not be aware of all instances where open source software has been incorporated into our proprietary software or used in connection with our solutions or our corresponding obligations under open source licenses. We do not have robust open source software usage policies or monitoring procedures in place. We rely on multiple software programmers to design our proprietary software and we cannot be certain that our programmers have not incorporated open source software into our proprietary software that we intend to maintain as confidential or that they will not do so in the future. To the extent that we are required to disclose the source code of certain of our proprietary software developments to third parties, including our competitors, in order to comply with applicable open source license terms, such disclosure could harm our intellectual property position, competitive advantage, results of operations and financial condition. In addition, to the extent that we have failed to comply with our obligations under particular licenses for open source software, we may lose the right to continue to use and exploit such open source software in connection with our operations and solutions, which could disrupt and adversely affect our business.

We may be subject to product liability claims from customers if the occurrence of errors or failures is significant given the business-critical nature of some our solutions.

As a result of their complexity, our products and software solutions may contain undetected errors or failures when entering the market. Despite conducting testing and quality assurance, defects and errors may be found in new solutions after commencement of commercial shipments or the offering of a service using these solutions. In these circumstances, we may be unable to successfully correct the errors in a timely manner or at all. The occurrence of errors and failures in our software solutions could result in negative publicity and a loss of, or delay in, market acceptance of our software solutions. Such publicity could reduce revenue from new licenses and lead to increased customer attrition. Alleviating these errors and failures could require us to expend significant capital and other resources. The consequences of these errors and failures could have a material adverse effect on our business, results of operations, and financial condition. Further, a customer could share information about bad experiences, which could result in damage to our reputation and loss of future sales. Because many of our customers use our software solutions for business- critical applications, any errors, defects, or other performance problems could result in financial or other damage to our customers. Our customers or other third parties could seek to recover damages from us in the event of actual or alleged failures of our software solutions.

Although we maintain product liability insurance in certain limited circumstances and our license agreements with customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that this insurance and these limitation of liability provisions may not effectively protect us against these claims and the liability and associated costs. While we have not experienced any material product liability claims to date, the sale and support of our products may entail the risk of those claims, which are likely to be substantial in light of the use of our products in critical applications. Accordingly, any such claim could have a material adverse effect upon our business, results of operations, and financial condition. In addition, defending this kind of claim, regardless of its merits, or otherwise satisfying affected customers, could entail substantial expense and require the devotion of significant time and attention by key management personnel.

Any failure to offer high-quality customer support may harm our relationships with our customers and our results of operations.

Our customers depend on our customer support teams to resolve technical and operational issues if and when they arise. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for customer support. Customer demand for support may also increase as we expand our business. Increased customer demand for customer support, without corresponding revenue, could increase costs and harm our results of operations. In addition, as we continue to expand our customer base, we need to be able to provide efficient and effective customer support that meets our customers’ needs and expectations globally at scale. The number of our customers has grown significantly, which puts additional pressure on our support organization. If we are unable to provide efficient and effective customer support globally at scale, our ability to grow our operations may be harmed and we may need to hire additional support personnel, which could harm our margins and results of operations. Our sales depend on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high- quality customer support, or a market perception that we do not maintain high-quality customer support, could harm our reputation, our ability to sell our platform to existing and prospective customers, our business, results of operations, and financial condition.

From time to time, we may be subject to litigation or dispute resolution that could result in significant costs to us and damage our reputation.

In addition to being subject to litigation in the ordinary course of business, we may become subject to class actions, securities litigation or other actions, including anti-trust and anti-competitive actions. Any litigation may be time consuming, expensive and distracting from the conduct of our day-to-day business. The adverse resolution of any specific lawsuit could have a material adverse effect on our financial condition and liquidity. In addition, the resolution of those matters may require us to issue additional Common Shares, which could potentially result in dilution. Expenses incurred in connection with these matters (which include fees of lawyers and other professional advisors and potential obligations to indemnify officers and directors who may be parties to such actions) could adversely affect our cash position.

Our success is dependent on certain strategic relationships with third parties to execute on our operations and strategy and to uphold our reputation.

We currently have strategic relationships with distributors, resellers, OEMs, system integrators and enterprise application providers. We depend on these relationships to: distribute our solutions; generate sales leads; build brand and market awareness; and implement and support our solutions. We believe that our success depends, in part, on our ability to develop and maintain strategic relationships with resellers, OEMs, system integrators, and enterprise application providers. We generally do not have long-term or exclusive agreements with these strategic partners. If we lose a strategic partner in a key market, or if a current or future strategic partner fails to adequately provide customer service to our customers, our reputation will suffer and sales of our product and services could be substantially diminished. Further, our competitors may effectively incentivize our strategic partners to favor our competitors’ products or services, which could diminish our prospects. In addition, strategic partners may not perform as expected under our agreements and we may in the future have disagreements or disputes with such partners. If any such disagreements or disputes cause us to lose access to products or services from a particular supplier, or lead us to experience a significant disruption in the supply of products or services from a current supplier, they could have an adverse effect on our business and operating results.

Because we depend upon a small number of outside contract manufacturers and warehousing relationships, our operations could be delayed or interrupted if we encounter problems with these contractors.

We do not have any internal manufacturing capabilities, and we rely upon a limited number of contract manufacturers and warehousing relationships (including sole-source relationships). Our ability to ship products to our customers could be delayed or interrupted as a result of a variety of factors relating to our contract manufacturers, including:

•	failure to effectively manage our contract manufacturer relationships and warehousing relationships, including when switching from one contract manufacturer to another as we are currently undertaking in connection with consolidating our supply chain;

•	our contract manufacturers and/or warehousing relationships experiencing delays, disruptions (including fires at its facilities) or quality control problems in their manufacturing and/or logistical operations, especially given the recent spread of the COVID-19 virus, which may impact our supply of products. The Company has manufacturing partners in multiple countries around the globe and parts for these factories come from a wide variety of sources. An outbreak of COVID-19 among manufacturing or warehouse partner employees, or the temporary closure of any of these facilities or delays in transporting product between locations could impact our ability to fulfill customer orders;

•	lead-times for required materials and components varying significantly and being dependent on factors such as the specific supplier, contract terms and the demand for each component at a given time;

•	under-estimating our requirements, resulting in our contract manufacturers having inadequate materials and components required to produce our products, or overestimating our requirements, resulting in charges assessed by the contract manufacturers or liabilities for excess inventory, each of which could negatively affect our gross margins; and

•	the possible absence of adequate capacity and reduced control over component availability, quality assurances, delivery schedules, manufacturing yields and costs.

We are also exposed to risks relating to the financial viability of our contract manufacturers as a result of business and industry risks that affect those manufacturers. In order to finance their businesses during economic downturns or otherwise, our contract manufacturers may need to secure additional sources of equity or debt financing. Such funding may not be available on terms satisfactory to them, or at all, which could result in a material disruption to our production requirements.

If any of our contract manufacturers are unable or unwilling to continue manufacturing our products in required volumes and quality levels, we will have to identify, qualify, select and implement acceptable alternative manufacturers, which would likely be time consuming and costly. In particular, certain contract manufacturers are sole manufacturing sources for certain of our products. A failure of our contract manufacturers to satisfy our manufacturing needs on a timely basis, as a result of the factors described above or otherwise, could result in a material disruption to our business until another manufacturer is identified and able to produce the same products, which could take a substantial amount of time, during which our results of operations, financial condition and reputation among our customers and within our industry could be materially and adversely affected. In addition, alternate sources may not be available to us or may not be in a position to satisfy our production requirements on a timely basis or at commercially reasonable prices and quality. Therefore, any significant interruption in manufacturing could result in us being unable to deliver the affected products to meet our customer orders.

We depend on sole source and limited source suppliers for key components. If these components are not available on a timely basis, or at all, we may not be able to meet scheduled product deliveries to our customers.

We depend on sole source and limited source suppliers for key components of our products. In addition, our contract manufacturers often acquire these components through purchase orders and may have no long-term commitments regarding supply or pricing from their suppliers. Lead times for various components may lengthen, which may make certain components scarce. As component demand increases and lead- times become longer, our suppliers may increase component costs. We also depend on anticipated product orders to determine our materials requirements. Lead times for limited source materials and components can be as long as twelve months, vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. From time to time, shortages in allocations of components have resulted in delays in filling orders. Shortages, price increases and delays in obtaining components in the future could impede our ability to meet customer orders. Any of these sole source or limited source suppliers could stop producing the components, cease operations entirely, or be acquired by, or enter into exclusive arrangements with, our competitors. As a result, these sole source and limited source suppliers may stop selling their components to our contract manufacturers at commercially reasonable prices, or at all. Any such interruption, delay or inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time would adversely affect our ability to meet scheduled product deliveries to our customers and reduce margins realized by us.

System or network failures or information security breaches in connection with our solutions and services could reduce our sales, impair our reputation, increase costs or result in liability claims, and seriously harm our business.

We provide hosting services as part of our Cloud solutions. These hosting services, which generally take place through third-party data centers, depend upon the uninterrupted operation of data centers and the ability to protect computer equipment and information stored in these data centers against damage that may be caused by natural disaster, pandemics, fire, power loss, telecommunications or internet failure, unauthorized intrusion, computer viruses and other similar damaging events. If any of the data centers we use were to become inoperable for an extended period, we might be unable to provide our customers with contracted services, which may result in lost revenue and our customers may cease to use our services entirely. Moreover, to the extent that any system failure or similar event results in damages to customers or their businesses, these customers could seek compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly to address. Although we take what we believe to be reasonable precautions against such occurrences, and we maintain business interruption insurance in certain limited circumstances, no assurance can be given that damaging events such as these will not result in a prolonged interruption of our services, which could result in customer dissatisfaction, loss of revenue and damage to our business.

As a provider of hosted services, we receive confidential information. There can be no assurance that this information will not be subject to computer break-ins, theft, and other improper activity that could jeopardize the security of information for which we are responsible. Any such lapse in security could expose us to litigation, loss of customers, or otherwise harm our business. In addition, any person who is able to circumvent our security measures could misappropriate proprietary or confidential customer information or cause interruptions in our operations.

Interruptions or other issues in the proper functioning of or upgrades to our information technology systems could cause disruption to our operations.

Our information technology systems require periodic modifications, upgrades, and replacement that subject us to costs and risks, including potential disruption to our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel or outside firms to implement and operate existing or new systems, diversion of management’s attention from other aspects of our business, and other risks and costs of delays or difficulties in transitioning to new or modified information technology systems or of integrating new or modified information technology systems into our current technical infrastructure.

We are continually improving and upgrading our information technology systems. Implementation of new information technology systems is complex, expensive, and time-consuming. If we fail to timely and successfully implement new information technology systems, or improvements or upgrades to existing information technology systems, or if such information technology systems do not operate as intended, this could have an adverse impact on our business, internal controls (including internal controls over financial reporting), results of operations and financial condition.

We heavily rely on our information technology systems to manage our various business operations and regulatory compliance. Our technical infrastructure may be subject to damage or interruption from a variety of sources, including power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events, terrorism, and human error. If our information technology systems are damaged, fail to function properly, or otherwise become compromised or unavailable, we may incur substantial costs to repair or replace them, and we may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business, results of operations and financial condition.

We rely on carriers and network service providers to provide network capacity and connectivity, the absence or disruption of which may adversely affect our cloud segment.

We purchase network capacity wholesale from carriers, which we resell to our customers in various retail offerings. If any of these carriers or network service providers experience disruptions to their operations, even if only for a limited time, cease operations, or otherwise terminate the services that we depend on, the delay in switching our technology to another carrier or network service provider, if available, and qualifying them could damage our reputation with our customers, expose us to liability, cause us to lose customers, or have a material adverse effect on our business, financial condition or operating results. We may incur significant costs for switching our technology or taking other actions in preparation for, or in reaction to, disruptions in the operations of these carriers or network service providers. The rates we pay to our carriers and network service providers may also increase, which may reduce our profitability and increase the retail price of our service.

Any impairment of the performance of our solutions or problems in providing our network services to our customers, even if for a limited time, could have an adverse effect on our business, financial condition and operating results.

The significance of our international operations increases our exposure to international business risks that could cause our operating results to suffer.

We intend to maintain our international operations, which may include entry into additional international markets. The possible expansion of our international operations will require management attention and financial resources to establish additional foreign operations, hire additional personnel, and recruit additional international resellers. Incremental revenue may not be adequate to cover the expenses of international expansion. Our possible expansion into new international markets may take longer than anticipated and could directly impact how quickly we increase product sales into these markets. International markets may take additional time and resources to penetrate successfully. Any disruption in the ability of our personnel to travel could impact our ability to expand international operations and to service our international customers, which could, in turn, have a material adverse effect on our business, results of operations and financial condition. Other risks that we may encounter in conducting international business activities generally could include the following: economic and political instability; unexpected changes in foreign regulatory requirements and laws; tariffs and other trade barriers; timing, cost, and potential difficulty of adapting our product to the local language standards; longer sales cycles and accounts receivable cash collections cycles; potentially adverse tax consequences, including the complexities of foreign value-added tax (or other tax) systems; fluctuations in foreign currencies; difficulty in enforcing contracts; lack of familiarity and burdens and complexity involved with complying with multiple, conflicting and changing foreign laws, standards, regulatory requirements, export controls and other barriers; difficulties in ensuring compliance with countries’ multiple, conflicting and changing international trade, customs and sanctions laws; compliance with U.S., Canadian and foreign anti-corruption, anti-bribery, and anti-money laundering laws; data privacy laws which may require that customer and consumer data be stored and processed in a designated territory; difficulties in managing systems integrators and technology partners; different technology standards; limitations on technology infrastructure, which could limit our ability to migrate international operations to our existing systems, which could result in increased costs; reduced or uncertain protection for intellectual property rights in some countries; new and different sources of competition; reduced demand for our products at historical price points; difficulties in managing and staffing international operations and differing employer/employee relationships and local employment laws; and restrictions on the repatriation of funds.

Changes in the value of the Canadian dollar, as compared to the currencies of other countries where we transact business, could harm our operating results and financial condition.

We actively pursue a strategy of growth by acquisition, which exposes us to revenue denominated in numerous foreign currencies. Our organizational structure has changed to include a larger presence in the US and International markets.

Approximately 86% of our revenue in Fiscal 2021 was generated from our North American operations (3% from Canada) and 14% of our revenue from International operations. Substantially all of the revenue generated in Fiscal 2021 was denominated in US dollars. Please refer to Note 19 entitled “Segment Disclosures” of the 2021 Annual Financial Statements.

If all the currencies in which the Company transacts were to fluctuate by 1% from existing rates, results from operating activities would be increased or decreased by approximately $10,990 in the Consolidated Statements of Income and Comprehensive Income for Fiscal 2021.

Further changes in foreign exchange rates between the currencies in which the Company transacts could have a material effect, either favourable or adverse, on both our revenue and expenses going forward.

We may have exposure to greater than anticipated tax liabilities or expenses.

We conduct our business operations in various foreign jurisdictions and through legal entities or branch offices primarily in Canada, the United States, Ireland, United Kingdom, Hong Kong and India. Accordingly, we are subject to income taxes as well as non-income based taxes in Canada, as well as these and other foreign jurisdictions and our tax structure is subject to review by numerous taxation authorities. The tax laws of these jurisdictions have detailed and varied tax rules, which are subject to change.

Significant judgment is required in determining our worldwide provision for income taxes, deferred tax assets and other tax liabilities. Although we strive to ensure that our tax estimates and filing positions are reasonable, no assurance can be provided that the final determination of any tax audits or litigation will not be different from what is reflected in our historical income tax provisions and accruals, and any such differences may materially affect our operating results for the affected period or periods. We also have exposure to additional non-income tax liabilities such as payroll, sales, use, value-added, non-resident withholding, repatriation, net worth, property, harmonized and goods and services taxes in Canada, the United States, Ireland, the United Kingdom, Hong Kong, India and other foreign jurisdictions.

International taxation authorities, including the Canada Revenue Agency, the United States Internal Revenue Service, the Irish Tax Authorities, the United Kingdom’s HM Revenue and Customs and the India Revenue Agency, could challenge the validity of our tax filings or introduce new tax legislation. If any of these taxation authorities are successful in challenging our tax filings or introduce new tax legislation, our income tax expense may be adversely affected and it could also be subject to interest and penalty charges. Any such increase in our income tax expense and related interest and penalties could have a significant impact on future net earnings and future cash flows.

Transfer pricing rules may adversely affect our income tax expense.

We conduct business operations in various jurisdictions and through legal entities in Canada, the United States, throughout Europe and elsewhere. We and certain of our subsidiaries provide solutions and services to, and undertake certain significant transactions with, other subsidiaries in different jurisdictions. The tax laws of many of these jurisdictions have detailed transfer pricing rules which require that all transactions with non-resident related parties be priced using arm’s length pricing principles. Contemporaneous documentation must exist to support this pricing. The taxation authorities in the jurisdictions where we carry on business could challenge our transfer pricing policies. International transfer pricing is an area of taxation that depends heavily on the underlying facts and circumstances and generally involves a significant degree of judgment. If any of these taxation authorities are successful in challenging our transfer pricing policies, our income tax expense may be adversely affected and we could also be subjected to interest and penalty charges. Any increase in our income tax expense and related interest and penalties could have a significant impact on our future earnings and future cash flows.

Our future effective tax rates could be subject to volatility or adversely affected by a number of factors.

Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	future earnings being lower than anticipated in countries where we have lower statutory tax rates and higher than anticipated earnings in countries where we have higher statutory tax rates.

We currently conduct activities in the United States and other jurisdictions through our subsidiaries pursuant to transfer pricing arrangements and may in the future conduct operations in other jurisdictions pursuant to similar arrangements. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally will require that transfer prices be the same as those between unrelated companies dealing at arms’ length. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any of these countries were to successfully challenge our transfer prices as not reflecting arm’s length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us.

Changes in privacy and contact center laws and regulations may adversely impact our ability to compete and operate in our current markets and cause our operating results to suffer.

Our customers can use our solutions and services to collect, use, process and store information regarding their customers and other individuals. Federal, provincial, and foreign government bodies and agencies may adopt or change laws and regulations regarding the collection, use, processing, storage and disclosure of personal information obtained from consumers and other individuals. In the EU, some of our operations are subject to the EU’s General Data Protection Regulation (“GDPR”) which took effect May 25, 2018. The GDPR introduced a number of obligations for companies including, for example, expanded disclosures about how personal data is to be used, mechanisms for obtaining consent from data subjects, controls for data subjects with respect to their personal data, limitations on retention of personal data and mandatory data breach notifications. Additionally, the GDPR places companies under certain obligations relating to data transfers and the security of the personal data they possess. Given the breadth of the GDPR, there can be no assurance that the measures we have taken for the purposes of compliance will be successful in preventing breach of the GDPR. Recently, the Federal Communication Commission has introduced new rules and regulations regarding compliance with “do not call” lists and robocall mitigation which could adversely affect our TaaS offering given the increased compliance. In addition to government regulatory activity, privacy advocacy groups and the technology industry and other industries may consider various new, additional or different self-regulatory standards that may place additional burdens directly on our customers and target customers, and indirectly on us. Our solutions and services are expected to be capable of use by our customers in compliance with all applicable laws and regulations. The functional and operational requirements and costs of compliance with such laws and regulations may adversely impact our business, and failure to enable our products to comply with such laws and regulations could lead to significant fines and penalties imposed by regulators, as well as claims by our customers or third parties. Additionally, all of these domestic and international legislative and regulatory initiatives could adversely affect our customers’ ability or desire to collect, use, process and store certain information, which could reduce demand for our solutions and services.

We may incur additional costs to maintain legitimate means for our transfer and receipt of personal data from the EEA, or may be unable to maintain such legitimate means.

With regard to transfers to the United States of personal data (as such term is defined under the General Data Protection Regulation) from employees, customers and users or our European companies, we relied until March 2021 upon the EU – U.S. Privacy Shield, as well as EU standard contractual clauses in certain circumstances, and upon GDPR. The EU – U.S. Privacy Shield and EU standard contractual clauses have been subject to legal challenge, resulting in the EU – U.S. Privacy Shield being invalidated by the Court of Justice of the European Union (CJEU). While the validity of the EU standard contractual clauses was confirmed by the Court, the use of the standard contractual clauses with respect to data transfers from the EEA or the UK to the United States may be subject to further challenge. Sangoma withdrew from the EU- US Privacy Shield in March 2021 and since that time we have relied on GDPR and EU standard contractual clauses. We may experience reluctance or refusal by current or prospective European customers to use our products, and we may find it necessary or desirable to make further changes to our handling of personal data of EEA or UK residents, including arrangements to store and process such data outside the United States. The regulatory environment applicable to the handling of personal data from the EEA or the UK, and our actions taken in response, may cause us to assume additional liabilities or incur additional costs, and could result in our business, operating results and financial condition being harmed. Should we transfer the personal data of EEA/UK residents to the United States without a GDPR-compliant solution, we and our customers may face a risk of enforcement actions by data protection authorities in the EEA and the UK relating to personal data transfers to us and by us from the EEA or the UK. Any such enforcement actions could result in substantial costs and diversion of resources, distract management and technical personnel and negatively affect our business, operating results and financial condition.

Our results of operating activities may vary significantly from quarter to quarter and therefore may be difficult to predict or may fail to meet investment community expectations.

Our revenue is difficult to forecast and may fluctuate significantly from quarter to quarter. In addition, our operating results may not follow any past trends. The factors affecting revenue and results, many of which are outside of our control, include: foreign exchange fluctuations; competitive conditions; market acceptance of our solutions and services; the ability to hire, train and retain sufficient sales and professional services staff; the ability to complete our service obligations related to product sales in a timely manner; varying size, timing and contractual terms of orders for products, which may delay the recognition of revenue; the ability to maintain existing relationships and to create new relationships to assist with sales and marketing efforts; the discretionary nature of customers’ purchase and budget cycles and changes in their budgets for, and timing of, software and related purchases; the length and variability of the sales cycles for our products; strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy; general weakening of the economy resulting in a decrease in the overall demand for enterprise communication solutions and services or otherwise affecting customers’ capital investment levels in enterprise communications; changes in our pricing policies and the pricing policies of our competitors; timing of product development and new product initiatives; changes in the mix of revenue attributable to substantially lower-margin product revenue as opposed to higher-margin product and Cloud solutions and/or services revenue; timing of expenses and recognition of revenue; the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure; and changes in laws and regulations that impact our business.

While we have consistently managed our businesses by scaling our costs to prevailing revenue levels to ensure that we operate profitably and generate positive cash flows to, in part, fund our acquisition strategy, no assurance can be provided that we will be able to sustain this profitability on a quarterly or annual basis.

We, on at least an annual basis, review the value of acquired intangibles and goodwill to determine whether any impairment exists. We also periodically review opportunities to organize operations more efficiently, and may record restructuring charges in connection with any such reorganization. Our acquisition strategy provides management with a regular opportunity with each new acquisition to revisit and re-organize our operations to leverage the strength and synergies introduced by new organizations. Any write-down of intangible assets or goodwill or restructuring charges in the future could affect our results of operations materially and adversely and as a result our share price may decline.

Our share price in the past has been volatile, and may continue to be volatile or may decline regardless of our operating performance, and investors may not be able to resell shares at or above the price at which they purchased the shares.

Our Common Shares are publicly traded on the TSXV. At times, the share price has been volatile. The market price of our Common Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control and which may be accentuated due to the relatively low average daily trading volume in our Common Shares. The factors include:

•	fluctuations in the overall stock market;

•	actual or anticipated fluctuations in our quarterly operating results;

•	the exercise of options and subsequent sales of shares by option holders, including those held by our senior management and other employees;

•	sales or perceived sales of additional Common Shares;

•	addition to or departure of our executive officers, directors and/or other key personnel;

•	actual or anticipated developments in our competitors’ businesses or the competitive landscape generally;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	the failure of securities analysts to cover the Company and/or changes in financial forecasts and recommendations by securities analysts;

•	operating and share price performance of other companies that investors deem comparable to us or from a lack of market comparable companies;

•	fluctuations to the costs of vital products and services used by us in our business;

•	size of our public float;

•	short sales, hedging and other derivative transactions involving our Common Shares;

•	release or expiration of transfer restrictions on outstanding Common Shares (including Common Shares subject to lock-up restrictions);

•	fluctuations in foreign exchange rates;

•	changes in global financial markets and global economies and general market conditions, such as interest rates;

•	operating and financial performance that vary from the expectations of management, securities analysts and investors;

•	financial projections we may provide to the public, any changes in these projections or failure to meet these projections;

•	litigation involving us, our industry, or both;

•	news reports, investor speculation, social media, chat rooms and other methods of information dissemination concerning trends, concerns, technological or competitive developments, regulatory matters and other related issues in our industry or target markets;

•	current and future global economic, political and social conditions, including the COVID-19 pandemic;

•	regulatory changes affecting our industry generally and our business and operations; and

•	natural disasters, terrorist attacks and acts of war.

In addition, at various times, the stock markets, including the TSXV, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have initiated securities class action litigation following declines in stock prices of technology companies. Any future litigation may subject us to substantial costs, divert resources and the attention of management from our business, which could harm our business and operating results.

There can be no assurance that an active trading market for the Common Shares will be sustained in the future on the TSXV or any other regulated public market. If an active public market is not sustained, the liquidity of an investment in the Common Shares may be limited and our share price may decline.

We are subject to export and import controls and anti-corruption and economic sanctions laws that could impair our ability to offer our platform internationally or subject us to liability if we are not in compliance with applicable laws.

As a result of our international operations, we and the companies we have acquired are subject to a number of Canadian, U.S. and foreign laws relating to anti-corruption, economic sanctions and to export and import controls which presently limit and could limit further our ability to offer our platform in certain jurisdictions or to certain customers. In addition, the export of our technology, hardware or software in certain jurisdictions may require governmental authorizations. Complying with export or import controls and anti-corruption and economic sanctions laws may be time-consuming and result in the delay or loss of business opportunities.

Any change in export or import controls, anti-corruption laws, economic sanctions or related legislation, or change in the countries, governments, persons, or technologies targeted by such restrictions or legislation, could result in decreased use of our products by customers or in our decreased ability to offer our products internationally, which would harm our business, operating results and financial condition. Furthermore, failure to comply with export or import controls or with anti-corruption or economic sanctions laws may expose us to government investigations, more onerous compliance requirements and significant penalties, which could harm our business, operating results and financial condition. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results and financial condition.

Trade wars and changes in international trade law and policies may have a material adverse effect on our business, financial condition and results of operations.

As a global company, our success depends on our ability to sell across borders. Trade wars and changes in laws and policy relating to trade or taxes may have an adverse effect on our business, financial condition and results of operations. More specifically, the geopolitical environment of the markets where we operate may influence customer demand for our products and may have an impact on input costs. For instance, any potential changes in the economic and political climate in the United States, such as the potential changes to, or the termination of, trade agreements between the United States and the EU, or among Canada, the United States and Mexico, or the increased geopolitical uncertainty in the EU, could impact our business and our sales and profitability.

Changes in accounting standards and interpretations, and our adoption thereof, as well as subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our reported financial results or financial condition.

IFRS accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regards to a wide range of matters that are relevant to our business, including revenue recognition, impairment of goodwill and intangible assets, income taxes and litigation, are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments or if actual circumstances differ from those in our assumptions, estimates or judgments could significantly change our reported financial performance or financial condition in accordance with generally accepted accounting principles.

Further, our implementation of and compliance with changes in accounting rules, including new accounting rules and interpretations, could adversely affect our reported financial position or operating results or cause unanticipated fluctuations in our reported operating results in future periods.

Climate change may have an impact on our business.

While we seek to mitigate our business risks associated with climate change, we recognize that there are inherent climate-related risks wherever business is conducted. Any of our locations may be vulnerable to the adverse effects of climate change. Furthermore, it is more difficult to mitigate the impact of these events on our employees while they work from home as a result of the COVID-19 pandemic. Changing market dynamics, global policy developments, and the increasing frequency and impact of extreme weather events on critical infrastructure in the United States, Canada and elsewhere have the potential to disrupt our business, the business of our suppliers, and the business of our customers, and may cause us to experience higher attrition, losses and additional costs to maintain or resume operations. In particular, we rely on data centers to deliver our solutions, which consume significant amounts of energy. To the extent that energy prices increase as a result of carbon pricing or other measures, this could affect our cost structure.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as otherwise disclosed in this Annual Information Form and within the Company’s financial statements, no director or executive officer of Sangoma and, to the knowledge of the directors and executive officers of Sangoma, none of their respective associates or affiliates, nor any person who beneficially owns or exercises control or direction, directly or indirectly, over more than 10% of the Company’s outstanding Common Shares, nor their respective associates or affiliates, has had any material interest, direct or indirect, in any transaction within our three most recently completed financial years or in any proposed transaction which has materially affected or is reasonably expected to materially affect Sangoma or any of its subsidiaries on a consolidated basis.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Sangoma is not aware of any legal proceedings material to the Company to which it is a party, or that any of the Company’s property is or was the subject of, during Fiscal 2021; nor is Sangoma aware of any such legal proceedings being contemplated.

To the best of the Company’s knowledge, Sangoma is not currently a party to any regulatory investigation or proceeding or subject to any potential penalty or sanction, individually or in the aggregate, relating to securities legislation, which is likely to have a material adverse effect on the business, operations or financial condition of the Company as a whole. Further, Sangoma has not entered into any settlement agreements before a court or regulatory authority relating to securities legislation during Fiscal 2021.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Common Shares is Computershare Investor Services Inc. at its principal office in Toronto, Ontario.

MATERIAL CONTRACTS

Except as follows, Sangoma did not enter into any material contracts during the twelve months ended June 30, 2021 or before the twelve months ended June 30, 2021 that are still in effect, other than in the ordinary course of business:

•	Stock purchase agreement among the Company, Sangoma Technologies U.S. Inc., the Sellers and Holdings, solely in its capacity as the sellers’ representative, dated January 28, 2021, in connection with the StarBlue Acquisition.

•	Underwriting agreement among the 2020 Offering Underwriters and the Company dated July 24, 2020 in connection with the 2020 Offering.

•	Unit Purchase Agreement among the Company, Sangoma Technologies U.S. Inc., Goldeneye Holdings Inc., VoIP Innovations, LLC, the Seller Principals and the Seller Representative dated as of October 18, 2019 in connection with the VI Acquisition.

•	Credit Agreement among Sangoma Technologies Inc. and Sangoma U.S. Inc. and the Toronto-Dominion Bank and certain of its subsidiaries and the Bank of Montreal and certain of its subsidiaries dated as of October 17, 2019 in connection with the partial financing of the VI Acquisition, as amended March 31, 2021.

•	Agreement and Plan of Merger among Sangoma Technologies U.S. Inc., Sangoma MergerCo, Inc., Digium, Inc. and Digium, Inc.’s signing shareholders dated August 23, 2018 in connection with the Digium Acquisition.

•	Asset Purchase Agreement among Sangoma, certain of Sangoma’s subsidiaries, Dialogic Corporation and certain of Dialogic Corporation’s subsidiaries dated January 8, 2018 in connection with the acquisition of Converged Communications Division.

•	Membership Interest Purchase Agreement between the Company, Sangoma U.S. Inc., Benjamin Sayers and the Members of VoIP Supply, LLC dated June 20, 2017 in connection with the acquisition of VoIP Supply, LLC.

INTERESTS OF EXPERTS

MNP LLP, the external auditors of the Company, reported on the 2021 Annual Financial Statements. MNP LLP has advised the Company that they are independent of the Company within the meaning of the Rules of Professional Conduct of Chartered Professional Accountants of Ontario (registered name of The Institute of Chartered Accountants of Ontario). None of the directors, officers or employees of MNP LLP, are currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any of associate or affiliate of the Company.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found under Sangoma’s SEDAR profile at www.sedar.com.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities and securities authorized for issuance under our equity compensation plans, if applicable, is contained in our management information circular dated November 12, 2020 prepared and filed in connection with our annual meeting of shareholders held on December 17, 2020. Additional financial information is provided in our financial statements and management’s discussion and analysis for the year ended June 30, 2021.